AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2006

                                                     REGISTRATION NO. 333-122097

================================================================================

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------



                                HEMOBIOTECH, INC.
                 (Name of small business issuer in its charter)



           DELAWARE                        2836                  33-0995817
   (State or jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

              14221 DALLAS PARKWAY, SUITE 1400, DALLAS, TEXAS 75254
                                 (214) 540-8411
          (Address and telephone number of principal executive offices)


                             ----------------------


              14221 DALLAS PARKWAY, SUITE 1400, DALLAS, TEXAS 75254
                                 (214) 540-8411
               (Address of principal place of business or intended
                          principal place of business)


                             ----------------------

                             ARTHUR P. BOLLON PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                HEMOBIOTECH, INC.
                        14221 DALLAS PARKWAY, SUITE 1400
                               DALLAS, TEXAS 75254
                                 (214) 540-8411
            (Name, address and telephone number of agent for service)

                             ----------------------

                                    COPY TO:
                              ROBERT H. COHEN, ESQ.
                             GREENBERG TRAURIG, LLP
                              THE METLIFE BUILDING
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                    TEL: (212) 801-9200; FAX: (212) 801-6400

                             ----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made under Rule 434, check the following box. [ ]



================================================================================

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. OUR SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                                                                      PROSPECTUS
                                        SUBJECT TO COMPLETION, DATED May 2, 2006


                                HEMOBIOTECH, INC.

                                9,065,415 Shares

                                  Common Stock

                To be Offered by Certain Holders of Common Stock
                  and Warrants and to Purchase Common Stock of
                                HemoBioTech, Inc.

                        --------------------------------

         This prospectus relates to the offering and sale of up to 9,065,415 shares of common stock, par value $.001 per share, of HemoBioTech, Inc. The shares offered by this prospectus include 6,005,096 presently outstanding shares of our common stock and 3,060,319 shares of common stock issuable on the exercise of outstanding warrants to purchase our common stock. In addition, under Rule 416 of the Securities Act of 1933, as amended, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

         All of the offered shares are to be sold by persons who are existing security holders and identified in the section of this prospectus entitled "Selling Stockholders." We will not receive any of the proceeds from the sale of the shares offered under this prospectus. We will, however, receive proceeds in connection with the exercise, if any, of the warrants referred to above.

         Our common stock is traded on the Over-the-Counter (OTC) Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "HMBT.OB." The closing price for our common stock on April 25, 2006 was $2.20 as reported on the OTC Bulletin Board.

                             ----------------------

         AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. PLEASE CAREFULLY REVIEW THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS MAY 2, 2006

================================================================================

                                TABLE OF CONTENTS




SUMMARY........................................................................1
SUMMARY OF FINANCIAL DATA......................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................13
WHERE YOU CAN FIND MORE INFORMATION...........................................13
USE OF PROCEEDS...............................................................14
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS...................14
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................15
BUSINESS......................................................................21
MANAGEMENT....................................................................31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................39
SELLING STOCKHOLDERS..........................................................44
PLAN OF DISTRIBUTION..........................................................48
DESCRIPTION OF SECURITIES.....................................................49
LEGAL MATTERS.................................................................53
EXPERTS.......................................................................53
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
   FINANCIAL DISCLOSURE.......................................................53
INDEX TO CONSOLIDATED FINANCIAL INFORMATION..................................F-1

                             ----------------------


         IN CONSIDERING THE ACQUISITION OF THE COMMON STOCK DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

                             ----------------------

                                     SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE SECTION TITLED "RISK FACTORS," REGARDING US AND THE COMMON STOCK BEING SOLD IN THIS OFFERING. UNLESS THE CONTEXT OTHERWISE REQUIRES, "WE," "OUR," "US" AND SIMILAR PHRASES REFER TO HEMOBIOTECH, INC. UNLESS OTHERWISE STATED OR THE CONTEXT OTHERWISE REQUIRES, ALL SHARE AND PER SHARE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE 0.543056 -FOR-ONE REVERSE STOCK SPLIT EFFECTED IN SEPTEMBER 2004.

OUR COMPANY

         We are the exclusive licensee of what we believe is an innovative human blood substitute product, which we call "HemoTech(TM)." HemoTech(TM) is comprised of hemoglobin that has been isolated from bovine blood and then chemically altered to make the resulting product non-toxic. It is the combination of these elements that we believe makes HemoTech(TM) a novel product. HemoTech(TM) is intended to address an increasing, yet unmet, demand for safe and inexpensive blood in the United States and around the world. We believe HemoTech(TM) is non-toxic based on initial foreign clinical studies.

THE OFFERING

Common stock offered by the selling stockholders:
Outstanding shares                                  6,005,096 shares
Maximum number of shares that may be
   issued on exercise of outstanding
   warrants                                         3,060,319 shares
Total shares offered                                9,065,415 shares

Common stock outstanding                            14,014,692 shares(1)

Use of proceeds                                     We will receive none of the
                                                    proceeds from the sale of
                                                    the shares by the selling
                                                    stockholders. We will,
                                                    however, receive proceeds on
                                                    exercise of the warrants
                                                    referred to above.

Risk Factors                                        You should read the section
                                                    titled "Risk Factors"
                                                    beginning on page 4 as well
                                                    as other cautionary
                                                    statements throughout this
                                                    prospectus before investing
                                                    in any shares offered
                                                    hereunder.


(1) As of April 25, 2006. Does not include:

     o 2,382,372 shares of common stock underlying warrants issued to Meyers Associates, L.P., the placement agent in our October 2004 private placement, at an exercise price of $0.90 per share. These warrants were subsequently allocated by Meyers Associates among itself and certain of its officers, employees and affiliates, as a result of which Meyers Associates now owns of record 787,960 of these warrants. Please see "Security Ownership of Certain Beneficial Owners and Management" starting on page 34 for more details about these allocations;

     o 1,500,000 shares of common stock issuable to Meyers Associates on the consummation of subsequent financings in which Meyers Associates represents us as placement agent;

     o shares available for future issuance under our 2003 Stock Option/Stock Issuance Plan.

SELLING STOCKHOLDERS

         All of the offered shares are to be offered and sold by our existing security holders. The selling stockholders acquired their shares in our October 2004 private placement. The shares of common stock to be offered by the selling stockholders include:

         o 6,005,096 shares of common stock currently issued and outstanding;

         o 3,060,319 shares of our common stock issuable on the exercise of warrants granted at an exercise price of $1.06 per share.

         In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

ADDITIONAL INFORMATION

         We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc. (Delaware) with HemoBioTech, Inc. (Delaware) as the surviving entity. Our principal executive offices are located at 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254, and our telephone number is
(214) 540-8411.

                            SUMMARY OF FINANCIAL DATA

         The summary of financial data as of and for the years ended December 31, 2005 and 2004 presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2005, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled "Management's Discussion and Analysis or Plan of Operation."


                                                                                                   OCTOBER 3, 2001
STATEMENT OF                                                   FOR THE YEAR ENDED DECEMBER 31,   (INCEPTION) THROUGH
OPERATIONS DATA:                                                   2005              2004         DECEMBER 31, 2005
                                                               -----------------------------------------------------
      Revenue                                                  $          0       $          0          $          0

Operating Expenses:
   Research and Development                                    $    289,000       $    259,000          $    549,000
   General and Administrative                                  $  1,586,000       $    598,000          $  3,026,000

Other Income (Expenses):
   Interest Expense                                            $  1,636,000       $    411,000          $  2,056,000
   Interest Income                                             $    (57,000)      $     (9,000)         $    (66,000)
                                                               -------------------------------          ------------

      Net Loss                                                 $ (3,454,000)      $ (1,259,000)         $ (5,565,000)
                                                               ===============================          ------------


Net Loss per share -- basic and diluted                        $       (.33)      $       (.17)
                                                               ===============================

Weighted average number of shares outstanding --
   basic and diluted                                             10,544,000          7,352,000
                                                               ===============================


                                                        AS OF DECEMBER 31,
                                                               2005
                                                        ------------------
BALANCE SHEET DATA:
   Cash                                                   $    1,259,000
Working capital                                           $      584,000
   Total current assets                                   $    1,301,000
      Total assets                                        $    1,312,000
Total current liabilities                                 $      717,000
Long-term obligations                                                  0
   Total stockholders' equity                             $      595,000

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATERIAL RISKS, TOGETHER with THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO REVENUES OR PROFITS.

         We are in the development stage and, through December 31, 2005, have generated no sales revenue and have no prospects for revenue in the foreseeable future. We currently have no source of operating revenue and there can be no assurance that we will be able to develop any revenue source or that our operations will become profitable, even if we are able to commercialize any products. Further, as a development stage company, we have a limited relevant operating history on which an evaluation of our prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated biotechnology industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered by businesses shifting from developmental to commercial activities.

WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

         We have earned no revenue since our inception and have incurred a net loss of $5,565,000 from inception through December 31, 2005. We expect to continue to incur substantial losses and may not generate significant revenue, if any, for the foreseeable future. Our ability to generate revenue is dependent on obtaining additional financing for our planned operations. Our immediate planned operations for the next eight to ten months include the payment of our general and administrative expenses (including salaries, legal and other professional fees, consulting and advisory fees, the costs associated with making certain upgrades to the HemoTech(TM) production facility, to begin the production of HemoTech(TM), including preparation of our U.S. IND application. We believe our available cash of approximately $2,600,000 at March 31, 2006, will be sufficient to complete our immediate planned operations through the next twelve months, and possibly longer, based on a current monthly normalized cash burn rate of approximately $100,000.

         Following completion of our U.S. IND application, the next stage of our planned operations will include submission of our U.S. IND application to the FDA, commencement and completion of our Phase I U.S. clinical trials, further research and development of HemoTech(TM) during our Phase I U. S. clinical trials, and payment of operational and overhead expenses that we will incur during our Phase I U.S. clinical trials as well as preparation for Phase II clinical trials, assuming Phase I clinical trials are successful. In order to complete these additional planned operations, we will need to raise an additional $10 to 15 million within the next eight to ten months, although there can be no assurance that we can meet this timeframe. If we fail to generate enough cash resources, either from future equity or debt sales or revenue from operations, our ability to implement our business plan and complete these planned operations will be materially affected, and you may lose all or substantially all of your investment.

WE ARE RELIANT ON THE SUCCESS OF A SINGLE PRODUCT, WHICH IS IN AN EARLY STAGE OF PRODUCT DEVELOPMENT AND MAY NEVER BE SUCCESSFULLY DEVELOPED OR, IF SUCCESSFULLY DEVELOPED, MAY NEVER BECOME A VIABLE MARKETABLE PRODUCT.

         We are a one product company, and if we fail to successfully develop this product we have no other products on which our business can be developed. There can be no assurance that our research and development activities will result in any commercially viable human blood substitute product. The development of our blood substitute product will be subject to the risks of failure inherent in the development of products based on innovative technologies and the expense and difficulty of obtaining regulatory approvals. Our human blood substitute product currently under development will require significant additional research and development and pre-clinical testing and clinical testing prior to submission of any regulatory application for commercial use. There can be no assurance that our research or product development efforts will be successfully completed, that our human blood substitute product currently under development will be successfully transformed into a marketable product, that required regulatory approvals can be obtained, that the product can be manufactured at acceptable cost in accordance with regulatory requirements or that any approved products can be successfully marketed or achieve customer acceptance. Additional risks include the possibility that:

     o our proposed product will be found to be ineffective or toxic, or that, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude our marketing of our proposed human blood substitute product; and

     o    third parties will market superior or equivalent products.

WE DEPEND ON KEY PERSONNEL, AND THE LOSS OF SUCH PERSONNEL COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO FURTHER DEVELOP HEMOTECH, IMPLEMENT OUR BUSINESS PLAN OR CONTINUE OPERATIONS.

         Our success depends on the continued contributions of our executive officers and scientific and technical personnel and consultants. We are particularly dependent on Arthur P. Bollon, Ph.D., our Chairman, President and Chief Executive Officer, Dr. Mario Feola, our Chief Medical Officer, and Dr. Jan Simoni, our Acting Vice President and Principal Investigator or Research and Development and Advisor. Drs. Feola and Simoni are the two principal Texas Tech researchers who developed HemoTech. Drs. Feola and Simoni continue to be the two main developers of HemoTech. Dr. Simoni is an employee of Texas Tech and his services are made available to us under our sponsored research agreement with Texas Tech. Dr. Simoni's activities related to research and development, production, regulatory and clinical testing of HemoTech are covered under the sponsored research agreement with Texas Tech, which may be terminated at any time by either party on 90 days' prior written notice.

         We currently have five full-time employees including Drs. Bollon and Feola and Mr. Mark Rosenblum, our Chief Financial Officer. We have entered into an employment agreement with Dr. Bollon which expires in October 2008, and we have entered into an employment agreement with Dr. Feola, in which Dr. Feola agreed to serve as our Chief Medical Officer until such time as either party terminates Dr. Feola's employment agreement. We have also entered into an employment agreement with Mr. Rosenblum, which expires in April 2008. We do not maintain "key person" life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. During our limited operating history, many of our key responsibilities have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business, although we have not experienced problems attracting or retaining key personnel to date.

IF OUR HUMAN BLOOD SUBSTITUTE PRODUCT OFFERINGS ARE NOT COMMERCIALLY SUCCESSFUL, WE WILL BE UNABLE TO SUCCESSFULLY GENERATE REVENUE.

         We expect a significant amount of our revenue to come from the production and distribution of human blood substitute products. The success of these offerings depends primarily on their acceptance by the public, the medical community, and other third-party consumers and payers, which is difficult to predict. The commercial success of a medical product depends on the availability of alternative forms of technology and general economic conditions and other tangible and intangible factors, all of which can change quickly. If we fail to produce human blood substitute products with broad medical industry appeal, we will be unable to successfully generate revenue.

THE MARKET FOR HUMAN BLOOD SUBSTITUTE PRODUCTS IS COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST COMPETITORS THAT MAY HAVE SUBSTANTIALLY MORE DEVELOPMENT, MARKETING AND SALES RESOURCES THAN WE DO.

         The market for human blood substitute products is competitive, and there can be no assurance that we will be able to compete successfully in this market. We cannot be assured that some other competitive technology has not been, or will not be, developed by either government, academic or private entities. Any competing technology could make our technology either obsolete or of lesser value. Many of our competitors have greater financial, personnel and other resources than we have, which may limit our ability to compete effectively.

         Although the proposed products of our main competitors have been rejected by the FDA, have been abandoned and are not yet ready to submit their applications to the FDA for approval of their products, many of these competitors are continuing to develop and test their respective products. There can be no assurance that one or all of these products may be approved by the FDA before HemoTech(TM), to the extent HemoTech(TM) ever receives FDA approval.

         In addition, our competitors also may generally be able to respond more quickly to new or emerging technologies or changes in regulatory requirements. These competitors may also:

         o   benefit from greater economies of scale;

         o   offer more aggressive pricing;

         o   devote greater resources to the promotion of their products; and

         o   be better positioned to develop future technologies.

WE DEPEND ON, AND WILL CONTINUE TO DEPEND ON, COLLABORATION WITH AND LICENSES FROM THIRD PARTIES, AND IF WE ARE NOT ABLE TO ENTER INTO SUCH COLLABORATIONS OR LICENSES, OR IF THESE COLLABORATIONS OR LICENSES EXPIRE, TERMINATE OR FAIL, WE MAY NOT BE ABLE TO FURTHER DEVELOP HEMOTECH OR IMPLEMENT OUR BUSINESS PLAN WITHOUT SUBSTANTIAL ADDITIONAL EXPENDITURES AND DELAYS, IF AT ALL.

         In addition to maintaining our collaborative relationship with Texas Tech, our strategy for the development, clinical testing, manufacturing and commercialization of our proposed human blood substitute product includes entering into various collaborations with corporate partners, licensors, licensees and other third parties in the future, and is dependent on the subsequent success of these third parties in performing their responsibilities. We intend to seek to enter into additional arrangements with other collaborators, although there can be no assurance that we will be able to enter into such collaborations and licenses, or, to the extent that we do, that such collaborations will be successful. Further, there can be no assurance that any future arrangements we may enter into will lead to the development of a human blood substitute product with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights with respect to any technology developed in connection with these arrangements or that we will be able to insure the confidentiality of any proprietary rights and information developed in such collaborative arrangements or prevent the public disclosure thereof.

         In general, collaborative agreements provide that they may be terminated under certain circumstances. There can be no assurance that we will be able to extend any of our HemoTech(TM) collaborative agreements on their termination or expiration, or that we will be able to enter into new collaborative agreements with existing or new partners in the future. To the extent we choose not to or are unable to establish any additional collaborative arrangements, it would require substantially greater capital to undertake research, development and marketing of our proposed products into certain markets or find that the development, manufacture or sale of our proposed products in such markets is adversely affected by the absence of such collaborative agreements.

THE FDA REGULATORY PROCESS IS COSTLY, LENGTHY AND REQUIRES SPECIFIC EXPERTISE, AND EVEN IF WE INVEST THE TIME, MONEY AND OTHER RESOURCES REQUIRED TO ADVANCE THROUGH THE FDA APPROVAL PROCESS, WE MAY NEVER RECEIVE FDA APPROVAL OF OUR ONLY PRODUCT, HEMOTECH(TM)

         We will rely initially on consultants with prior experience working with the FDA. We expect to hire experienced employees and consultants to analyze, prepare and present an IND application to the FDA. The process of obtaining regulatory approvals can be extremely costly and time-consuming and there is no guarantee of success. If we do not receive approval of our IND application, we will not be able to proceed with Phase I U. S. clinical testing. In addition, clinical testing is not predictable. Even if the FDA approves the IND application, we cannot guarantee that the FDA will approve our Phase I U. S. clinical results. Our failure to obtain required regulatory approvals would have a material adverse effect on our business, financial condition and results of operations and could require us to curtail or cease our operations.

         The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of therapeutic and diagnostic pharmaceutical and biological products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based on the type, complexity and novelty of the product. The regulatory review may result in extensive delay in the regulatory approval process.

Regulatory requirements ultimately imposed could adversely affect our ability to clinically test, manufacture or market potential products. Government regulation also applies to the manufacture and marketing of pharmaceutical and biological products.

         The effect of government regulation may be to delay marketing of new products for a considerable period of time, to impose costly procedures on our activities and to furnish a competitive advantage to larger companies that compete with us. There can be no assurance that FDA or other regulatory approval for any products developed by us will be granted on a timely basis or at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of our technologies, thereby adversely affecting our operations.

WE MAY IN THE FUTURE NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR BUSINESS.

         We estimate that we have sufficient funds to meet the costs of our immediate planned operations, including preparation of its U.S. IND application, upgrading the HemoTech(TM) production facility and covering expected general and administrative costs. To meet the costs of the next stage of our planned operations, including the cost of submitting our IND application, upgrading the HemoTech(TM) production facility, commencing and completing Phase I U.S. clinical trials, conducting additional research and development of HemoTech(TM) as Phase I U. S. clinical trials progress, and paying for operational and overhead costs that will be incurred during Phase I U. S. trials, we will need to raise an additional $10 to $15 million within the next eight to ten months, if not sooner. It is likely that we will seek to meet these liquidity requirements through public or private equity offerings or debt financings. There can be no assurance that we will be able to secure additional financing or obtain favorable terms on such financing if it is available.

         We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

WE HAVE NO MARKETING EXPERIENCE, ARE DEPENDENT ON THIRD PARTIES FOR MARKETING SERVICES, AND WE MAY NEVER BE ABLE TO SUCCESSFULLY MARKET HEMOTECH, EVEN IF WE RECEIVE FDA APPROVAL.

         We have no marketing and sales personnel and no experience with respect to marketing biochemical or pharmaceutical products. Significant additional expenditures and management resources would be required to develop an internal sales force, and there can be no assurance that such funds would be available. Further, there can be no assurance that, with such a sales force, we would be successful in penetrating the markets for any products developed. We will seek to enter a partnership to develop and market our product. Under certain of these agreements, our marketing partner may have the responsibility for all or a significant portion of the development and regulatory approval. In the event that the marketing and development partner fails to develop a marketable product or fails to market a product successfully, our business may be adversely affected. The sale of certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

WE MAY BE SUED FOR PRODUCT LIABILITY IN THE FUTURE, AND SINCE WE CURRENTLY MAINTAIN NO PRODUCT LIABILITY INSURANCE, IN THE EVENT OF A SUCCESSFUL SUIT AGAINST US, WE MAY NOT BE ABLE TO PAY ANY AWARDED DAMAGES OR, IF WE ARE ABLE TO DO SO, PAYMENT OF ANY SUCH AWARDED DAMAGES COULD SIGNIFICANTLY DEPLETE OUR FINANCIAL RESOURCES.

         The use of our proposed HemoTech(TM) blood substitute product in clinical trials and the marketing of any product may expose us to product liability claims. We currently have no product liability insurance, but will, however, attempt to obtain such insurance prior to commencement of such trials, if any. We are required by our license agreement with Texas Tech to obtain such insurance. There can be no assurance that we will be able to obtain such insurance or, if obtainable, that such insurance can be acquired at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of a successful suit against us, lack or insufficiency of insurance coverage could have a material adverse effect on us. Furthermore, certain distributors of pharmaceutical and biological products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede our ability to achieve broad distribution of our proposed product, which would have a material adverse effect on our business and financial condition.

WE CURRENTLY USE LABS, EQUIPMENT, PERSONNEL, RESEARCH AND DEVELOPMENT FACILITIES AND PRODUCTION FACILITIES LOCATED AT TEXAS TECH, AND IF WE EVER SEEK TO OR NEED TO FIND OR BUILD ALTERNATE FACILITIES, WE MAY NOT BE ABLE TO DO SO AT ALL OR, IF WE ARE, IT WILL BE COSTLY AND MAY CAUSE SIGNIFICANT DELAYS IN THE DEVELOPMENT AND COMMERCIALIZATION OF HEMOTECH, WHICH COULD MATERIALLY IMPAIR OUR OPERATIONS.

         We do not currently own, lease or operate any laboratory, research and development or manufacturing facilities. Our current plans include using labs, equipment, personnel and an upgraded blood substitute production facility located at Texas Tech for the production of HemoTech(TM) under our sponsored research agreement. After the completion of Phase II U. S. clinical trials for HemoTech(TM), if any, our sponsored research agreement with Texas Tech contemplates that we may establish independent manufacturing facilities either alone or through partnering. Establishing our own facilities would result in significant additional expenses and may result in potential delays in testing and production. Building and operating our own production facilities would require substantial additional funds and other resources of which there can be no assurance that we will be able to secure nor can there be any assurance that we would be able to enter into any arrangement with third parties to manufacture our product, if any, on acceptable terms or at all. Certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

UNCERTAINTY OVER PROPOSED HEALTH CARE REFORMS AND WHETHER THE COSTS OF USING OUR PROPOSED PRODUCT WILL BE REIMBURSED TO CONSUMER HEALTH INSURANCE COMPANIES COULD CAUSE OUR PRODUCT TO BECOME UNMARKETABLE, WHICH WOULD RESULT IN OUR INABILITY TO GENERATE REVENUE.

          Our success in generating revenue from sales of our proposed HemoTech(TM) blood substitute product may depend, in part, on the extent to which reimbursements for the costs of such a product and related treatments will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved health care products. There can be no assurance that adequate third-party insurance coverage will be available for us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in developing new products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of our product, then market acceptance of these products would be adversely affected.

                   RISKS RELATED TO OUR INTELLECTUAL PROPERTY

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

         We intend to protect our intellectual property through patents and trademarks. The patent positions of biotechnology companies generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product or process. As a result, we cannot predict which of our patent applications will result in the granting of patents or the timing of the granting of the patents. Additionally, many of our competitors have significantly greater capital with which to pursue patent litigation. As of December 31, 2005, we have no threatened or pending intellectual property-related litigations, legal actions, investigations, court challenges, negotiations or similar activities. There can be no assurance that we would have the resources to defend our patents in the face of a lawsuit. Further, we rely on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, there can be no assurance that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. There is also the risk that our employees, consultants, advisors or others will not maintain confidentiality of our trade secrets or proprietary information, or that this information may become known in some other way or be independently developed by our competitors. We may also be exposed to future litigation by third parties based on claims that our patents, products or activities infringe on the intellectual property rights of others or that we have misappropriated the trade secrets of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following, any of which could have a material adverse effect on us or cause us to curtail or cease our operations:

         o   cease testing, developing, using and commercializing HemoTech(TM);

         o obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms; or

         o   reformulate HemoTech(TM), which may be impossible or too costly.

THE PATENTS UNDERLYING OUR SOLE PRODUCT, HEMOTECH, MAY EXPIRE PRIOR TO OUR RECEIPT, IF EVER, OF FDA OR FOREIGN APPROVAL, TO THE EXTENT SUCH APPROVAL IS GRANTED AT ALL.

         We have obtained from Texas Tech exclusive worldwide rights to HemoTech(TM) under a U.S. patent issued in August 1995 as well as various foreign patents. The patent, U.S. Patent No. 5,439,882, entitled "Blood Substitute" and its foregoing counterparts claims various alternative compositions of the novel blood substitute based on hemoglobin of both bovine and human origin as well as methods for its production and use.

         Protection under the U.S. patent expires on or after August 8, 2012, which may coincide with or even precede our receipt of FDA approval of HemoTech(TM); to the extent FDA approval is granted at all. The Japanese patent and certain of the European patents may also expire on or after August 8, 2012. If the U.S. patent expires before we are able to commercialize our proposed HemoTech(TM) product, then we will utilize new patents related to HemoTech(TM), such as the proposed erythropoesis patent, seek commercial exclusivity for a defined time with the FDA and utilize our trade secrets for manufacturing and use of HemoTech(TM). If we are unable to obtain additional patent coverage in advance of the time the existing patent expires or at all, and we fail to receive additional patents, then our competitive position and our ability to successfully commercialize or generate revenues from sales of HemoTech(TM) would be materially and adversely affected.

RISKS RELATED TO OUR COMMON STOCK

THE PUBLIC MARKET FOR OUR COMMON STOCK IS THIN AND SUBJECT TO MANIPULATION.

         The market price of our common stock, which is traded on the OTC Bulletin Board, may fluctuate significantly in response to the following factors, most of which are beyond our control:

         o        variations in our quarterly operating results;

         o changes in securities analysts' estimates of our financial performance;

         o changes in general economic conditions and in the healthcare industry;

         o        changes in market valuations of similar companies;

         o announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

         o loss of a major customer, partner or joint venture participant; and

         o the addition or loss of key managerial and collaborative personnel.

         The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

OBTAINING ADDITIONAL CAPITAL THROUGH THE FUTURE SALE OF COMMON STOCK AND DERIVATIVE SECURITIES WILL RESULT IN DILUTION OF STOCKHOLDER INTERESTS.

We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS TO OUR STOCKHOLDERS, SO YOU WILL NOT RECEIVE ANY RETURN ON YOUR INVESTMENT IN OUR COMPANY PRIOR TO SELLING YOUR INTEREST IN HEMOBIOTECH.

         We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our common stock, we cannot assure that such dividends will be paid on a timely basis. As a result, you will not receive any return on your investment prior to selling your shares in our company and, for the other reasons discussed in this "Risk Factors" section, you may not receive any return on your investment even when you sell your shares in our company.

WE HAVE AGREED TO INDEMNIFY OUR OFFICERS AND DIRECTORS AND, IF AN
INDEMNIFICATION CLAIM IS SUCCESSFULLY MADE, WE MAY BE FORCED TO USE OUR WORKING CAPITAL TO PAY OUR INDEMNIFICATION OBLIGATIONS, WHICH COULD RESULT IN OUR INABILITY TO USE SUCH WORKING CAPITAL FOR OUR OPERATIONS.

         Our certificate of incorporation includes certain provisions permitted under Delaware law allowing our officers and directors to be indemnified against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for the following:

         o        breach of the director's duty of loyalty;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

         o the unlawful payment of a dividend or unlawful stock purchase or redemption; and

         o any transaction from which the director derives an improper personal benefit.

         Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based on a director's breach of the duty of care. In December 2004, we purchased a $5.0 million insurance policy providing coverage for certain liabilities of our officers and directors. In addition, we have entered into separate director and officer indemnification agreements with each of Arthur Bollon, Ghassan Nino, Walter Haeussler, Robert Baron, Bernhard Mittemeyer, Mark Rosenblum and Robert Comer, under which we agreed to indemnify and advance expenses to each of these directors and officers, as the case may be, against any losses arising out of or relating to any actual, alleged or suspected act or failure to act by such person in his capacity as a director, officer, employee or agent of HemoBioTech or any affiliated company, trust, joint venture, corporation, limited liability company or partnership for which such person was acting or had acted as a director, officer, employee or agent at HemoBioTech's request. Further, in connection with Ghassan Nino's resignation as an officer of HemoBioTech under an employment separation and release agreement dated as of July 15, 2004, we agreed to indemnify Mr. Nino and his heirs, executors, administrators and assigns, against all losses arising out of any claim made by a third party against Mr. Nino or HemoBioTech as a result of an action taken or not taken by Mr. Nino as an officer of HemoBioTech, so long as such actions or inactions were taken or not taken by Mr. Nino in good faith within the scope of his employment.

OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK" AND IS SUBJECT TO REGULATIONS THAT LIMIT OR RESTRICT THE POTENTIAL MARKET FOR OUR STOCK.

         Our common stock is deemed to be "penny stock" (as that term is defined under the Securities Exchange Act of 1934, as amended) resulting in increased risk to our investors and certain requirements being imposed on some brokers who execute transactions in our common stock. In general, a penny stock is an equity security that:

         o        is priced under $5.00;

         o is not traded on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market;

         o        may be listed in the "pink sheets" or the OTC Bulletin Board;

         o is issued by a company that has less than $5.0 million in net tangible assets (if it has been in business less than three years) or has less than $2.0 million in net tangible assets (if it has been in business at least three years); and

         o is issued by a company that has average revenues of less than $6.0 million for the past three years.

         At any time the common stock qualifies as a penny stock, the following requirements, among others, will generally apply:

         o certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         o Prior to executing any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale.

         o In connection with the execution of any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers the following:

         o        bid and offer price quotes and volume information;

         o        the broker-dealer's compensation for the trade;

         o the compensation received by certain salespersons for the trade;

         o        monthly accounts statements; and

         o a written statement of the customer's financial situation and investment goals.

         Should a broker-dealer required to provide the above disclosure or fail to deliver such disclosure on the execution of any transaction involving a penny stock in violation of federal or state securities laws, you may be able to cancel your purchase and get your money back. In addition, if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages. If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

         These requirements significantly add to the burden of the broker-dealer and limit the market for penny stocks. These regulatory burdens may severely affect our ability to create a market for our stock and the liquidity and market price for our common stock.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 9,065,415 shares of our common stock. Since this number includes shares of common stock that have not yet been issued but that are issuable on exercise of our warrants, this number represents approximately 65% of our currently outstanding 14,014,692 shares of common stock at April 25, 2006. On a fully-diluted basis, however, 9,065,415 shares of our common stock represent approximately 43% of our issued and outstanding stock, including all options and warrants of 21,030,798. As of April 25, 2006, we have granted options to certain of our employees and key personnel to purchase an aggregate of 1,573,415 shares of our common stock, of which 1,096,597 options have vested and are exercisable as of April 25, 2006. The remainder of these options vest and become exercisable on vesting schedules. We have also agreed to grant 15,000 options to each director that joins our Board and, at the end of each calendar quarter, to grant to each non-employee director an option to purchase 2,500 (5000 shares upon approval of our Amended and Restated 2003 Stock Option Plan) shares of common stock, all of which will be fully vested and immediately exercisable on grant. The exercise price of these options will be the fair market value of our common stock on the date of grant.

         In connection with our October 2004 private placement, we also issued 1,500,000 shares of our common stock to Meyers Associates, which served as our placement agent in that financing. Meyers Associates subsequently allocated 600,000 of these shares to its two principals, Bruce Meyers (its President) and Imtiaz Khan (its Vice President), and retained 900,000 of such shares for itself. During February 2006, Meyers Associates further allocated the 900,000 shares; retaining 537,500 for itself and allocating 100,000 shares each to Bruce Meyers and Imtiaz Khan and 162,500 shares to certain officers, employees and affiliates of Meyers Associates.

         Further, in connection with our October 2004 private placement, we issued to Meyers Associates a warrant to purchase an aggregate of 2,382,372 shares of our common stock at an exercise price of $.90 per share, exercisable at any time up through October 27, 2009. Meyers Associates subsequently allocated 1,594,412 of these warrants to Bruce Meyers, Imtiaz Khan, Dr. Lawrence Helson (a member of our Board of Advisors) and Michael Hamblett (one of the selling stockholders named in this prospectus) and certain of its other officers, employees and affiliates, and retained 787,960 of such warrants for itself. Please see "Certain Relationships and Related Transactions" for a more detailed discussion of these allocations.

         As additional shares of our common stock become available for resale in the public market under this offering and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market under Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, on filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND HAVE EFFECTIVE CONTROL OF HEMOBIOTECH, WHICH MAY NOT ALWAYS BE IN THE BEST INTERESTS OF ALL OF OUR STOCKHOLDERS.

         Our officers, directors and principal stockholders control approximately 74% of our outstanding common stock as of April 25, 2006, on a primary basis. If these stockholders act together, they will be capable of controlling our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

SOME PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DETER TAKEOVER ATTEMPTS, WHICH MAY LIMIT THE OPPORTUNITY OF OUR STOCKHOLDERS TO SELL THEIR SHARES AT A FAVORABLE PRICE.

         We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, our potential acquirors may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices under such transaction. In addition, certain provisions contained in the employment agreements with Dr. Bollon, our Chairman, President and Chief Executive Officer, and Mr. Rosenblum, our Chief Financial Officer, obligate us to make certain salary payments if their employment is terminated without just cause or due to a disability. If Dr. Bollon's employment is terminated without just cause or as a result of Dr. Bollon's disability (which means Dr. Bollon's inability to perform his duties under the agreement for three consecutive months due to injury, illness or disability (mental or physical), as determined by an independent physician selected by Dr. Bollon with our approval), we will be required to pay Dr. Bollon a severance payment equal to his base salary then in effect, payable in monthly installments until the expiration of the remainder of the term of his employment agreement or the expiration of 23 months, whichever is less. Dr. Bollon will be entitled to receive severance payments totaling not less than six months' of his base salary. Similarly, if Mr. Rosenblum's employment is terminated without just cause or as a result of Mr. Rosenblum's disability, we will be required to pay Mr. Rosenblum a severance payment equal to his base salary then in effect, payable in monthly installments until the expiration of the remainder of the term of his employment agreement or the expiration of a fixed number of months, based on the number of years Mr. Rosenblum has been employed by us. Mr. Rosenblum will be entitled to receive severance payments totaling not less than six months' of his base salary. The foregoing factors, together with the effective control of our outstanding common stock by our officers, directors and principal stockholders, may serve as an incentive for our officers and directors to discourage certain takeover transactions, possibly resulting in the entrenchment of management and consequently reducing the value of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Included in this prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "will," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

         All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 under the Securities Act to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

         Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

         We are not required to deliver annual reports to stockholders, and we do not intend to voluntarily send annual reports with audited financial statements to stockholders. However, on completion of this offering, we will become subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the requirements of the Exchange Act, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above. We have not filed any reports or statements with the SEC prior to filing this registration statement and prospectus.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered for sale by them under this prospectus. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive a maximum of approximately $3.2 million in gross proceeds if all the warrants included as part of the units that were sold in our October 2004 private placement are exercised in full. Because our warrants are subject to certain anti-dilution provisions, the aggregate exercise price of our warrants may be significantly less than approximately $3.2 million. We expect that we will use the remainder of any proceeds that we receive on the exercise of such warrants to pay for FDA regulatory fees and expenses, research and development expenses, facilities improvements, general and administrative expenses (including consultant fees, salaries of officers and employees), to repay future indebtedness that we may incur, and for working capital purposes. We offer no assurance that any of the warrants will be exercised.

         We will bear all expenses incident to the registration of the shares of common stock offered hereby under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         Our common stock is quoted on the OTC Bulletin Board under the symbol of "HMBT.OB."

         The range of high and low bid quotations for our common stock during each quarter of the fiscal year ended December 31, 2005 and the first quarter of 2006, is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs, or commissions.

                                            YEARS ENDED DECEMBER 31,
                                    --------------------------------------
                                           2006                 2005
                                    ------------------   -----------------
                                      HIGH       LOW       HIGH      LOW
                                    --------   -------   --------  -------
First                                $4.50      $1.38       N/A       N/A
Second                                                      N/A       N/A
Third                                                       N/A       N/A
Fourth                                                    $2.25     $1.22

HOLDERS OF RECORD

         As of April 12, 2006, there were approximately 70 holders of record of our common stock.

DIVIDEND POLICY

         We have never declared or paid cash dividends on our shares of common stock. We currently intend to retain future earnings for use in our business and, therefore, do not anticipate paying any dividends on our shares of common stock in the foreseeable future. Any future determination as to the payment of dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of retained earnings or if certain minimum ratios of assets to liabilities are satisfied. The declaration of dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information regarding the status of our existing equity compensation plans at March 30, 2006:

                                                                                         NUMBER OF SECURITIES
                                                                                        REMAINING AVAILABLE FOR
                                                                 WEIGHTED-AVERAGE    FUTURE ISSUANCE UNDER EQUITY
                                 NUMBER OF SHARES OF COMMON     EXERCISE PRICE OF         COMPENSATION PLANS
                                    STOCK TO BE ISSUED ON          OUTSTANDING           (EXCLUDING SECURITIES
                                   EXERCISE OF OUTSTANDING      OPTIONS, WARRANTS      REFLECTED IN THE PREVIOUS
PLAN CATEGORY                   OPTIONS, WARRANTS AND RIGHTS        AND RIGHTS                 COLUMNS)
------------------------------------------------------------------------------------------------------------------
Equity compensation plans                 1,573,415                    $0.34                    55,753
approved by security holders(1)

Equity compensation plans                        --                       --                        --
not approved by security
holders

Total                                     1,573,415                    $0.34                    55,753

---------------------------------
(1) Consists of our 2003 Stock Option/Stock Issuance Plan.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         You should read the following discussion and analysis of our plan of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" and elsewhere in this prospectus.

PLAN OF OPERATIONS

         We were incorporated in Texas in December 2001 as HemoBioTech, Inc. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. was merged with and into HemoBioTech, Inc., with HemoBioTech, Inc. as the surviving entity. We are primarily engaged in the research and development of human blood substitute technology exclusively licensed from Texas Tech. After reviewing the blood substitute technology developed by researchers at Texas Tech, in January 2002 we licensed the exclusive rights from Texas Tech to its U.S. Patent No. 5,439,882 and foreign counterparts, which patent claims various alternative compositions of a novel blood substitute based on hemoglobin of both cow and human origin as well as methods for its production and use. In addition, Texas Tech is preparing a patent application to cover the induction of erythropoiesis (the increase of red blood cell production). In addition to our license with Texas Tech, Texas Tech agreed that any patent issuing from such application will be covered under our exclusive license with Texas Tech. In addition to the license agreement, we entered into a sponsored research agreement with Texas Tech in July 2002 under which we are entitled to use certain production and research and development facilities in Lubbock, Texas. On December 13, 2004, we established Stage 2 of our sponsored research program which will focus on further developing HemoTech(TM), upgrading the existing HemoTech(TM) production facility, and preparing our U.S. IND application. On January 12, 2006, we entered into Stage 3 of the sponsored research agreement.

         Our goal is to address an increasing demand for a safe and inexpensive human blood substitute product in the United States and around the world by exploiting our licensed technology. We believe that certain initial non-U.S. pre-clinical and early stage human trials undertaken by prior holders of this technology suggest that our licensed technology may possess pharmacological properties that diminish the intrinsic toxic effects of hemoglobin and help reduce or eliminate the abnormal reaction associated with blood loss, although there can be no assurance that later stage trials will confirm these findings.

         We have a limited operating history, no customer base and no revenues to date. Our plan of operations for the next twelve months is focused primarily on the development of our licensed technology and business, production of our product, HemoTech(TM), for use in Phase I U. S. clinical trials, filing of an IND with the FDA, continuing and enlarging the animal facility at Texas Tech University, upgrading our existing production facility to GMP grade and furthering our intellectual property position through the introduction of additional patents and initiation of Phase I U. S. clinical studies if the IND is accepted. Our cash available at March 31, 2006, is approximately $2,600,000.

         We believe our available cash noted above will be sufficient to complete our immediate planned operations through the next twelve months, and possibly longer, based on a current monthly normalized cash burn rate of approximately $100,000.

         In order to complete the planned Phase I U. S. clinical trial as well as preparation for Phase II clinical trials, we estimate that we will need to raise an additional $10 to 15 million within the next eight to ten months although there can be no assurance that we can meet this timeframe. If we fail to generate enough cash resources, either from future equity or debt sales or from the exercise of our warrants, there can be no assurance that we will be able to implement our business plan, complete these planned operations, or continue our operations beyond the next twelve months.

         As discussed in our risk factors, we are engaged in a highly competitive environment. A continued slowness in the economy, as a result of terrorist attacks, market decline, the war in Iraq, or a combination thereof appears to have resulted in a general reduction in capital available to emerging biotechnology companies. In addition, new technologies could be developed which could compete with our technology. This may significantly and negatively affect our revenue stream.

RECENT DEVELOPMENTS

         In October 2004, we completed a private placement of units, with each unit consisting of one 10% convertible unsecured promissory note in the principal amount of $50,000, 58,824 shares of our common stock and a five-year warrant to purchase 117,648 shares of our common stock at an exercise price of $1.06 per share. We sold 45 units in the private placement at a price of $100,000 per unit, and we received gross cash proceeds of $4.5 million. Our net proceeds were $3.43 million, which includes the aggregate principal amount of our 10% unsecured convertible promissory notes outstanding.

         Under the terms of the notes, the maturity date of the notes was October 27, 2005. As of October 27, 2005, an aggregate of $1,540,000 principal amount of notes and $97,159 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of our common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the notes permitting such conversion. As of October 27, 2005, $710,000 aggregate principal amount of notes remained outstanding. Effective October 27, 2005, holders of $337,500 aggregate principal amount of notes agreed to extend the maturity date of such notes from October 27, 2005 to April 27, 2006. Accordingly, we paid the outstanding balance of $372,500 aggregate principal amount of notes, together with approximately $97,250 of accrued interest thereon, to holders of notes that had not converted their notes into shares our common stock on or prior to October 27, 2005, and have not agreed to extend the maturity date of the notes to April 27, 2006.

         During the period of January 1, 2006 through April 25, 2006, an aggregate of $225,000 principal amount of our notes and $17,900 of accrued but unpaid interest was converted into an aggregate of 142,811 shares of the Company's common stock at negotiated conversion prices ranging from $1.53 to $1.96 per share. On April 27, 2006, the remaining $112,500 principal value of our notes and all applicable accrued interest of approximately $12,200 were paid in full.

         During the first quarter of 2006, holders of our Class A Warrants exercised 1,877,956 Warrants held by them for an aggregate consideration of $1,990,633 and in connection therewith they were issued an aggregate 1,877,956 shares of HemoBioTech common stock. The warrants were originally received as part of an October 2004 private placement by HemoBioTech.

         On April 19, 2006, holders of the Company's Class A Warrants exercised an additional 355,885 Class A warrants held by them for an aggregate consideration of $377,238 and in connection therewith they were issued an aggregate 355,885 shares of HemoBioTech common stock. The warrants were originally received as part of an October 2004 private placement by HemoBioTech.

RESEARCH AND DEVELOPMENT

         HemoTech(TM) is currently our only potential product. We expect that the remaining production, development, testing and FDA approval of HemoTech(TM), if ever, will occur over a period of approximately four to five years. In other words, assuming we are able to progress through each phase of clinical trials efficiently and without significant delay, we believe we could obtain FDA approval of HemoTech(TM) by mid-2011, and possibly even earlier.

         HemoTech(TM) must undergo several major stages of production, development, and clinical testing before being in a position to submit its NDA application to the FDA, as follows:

     o   PRODUCTION OF HEMOTECH. In order to produce HemoTech(TM) for Phase I U.
         S. clinical trials, we must complete certain upgrades of the current HemoTech(TM) production facilities located at Texas Tech. The initial stage of these upgrades was completed during the second quarter of 2005. Additional necessary upgrades are planned for 2006. Some of these upgrades and initiation of production are contemplated by our Stage 3 sponsored research agreement with Texas Tech. We paid to Texas Tech $287,000 on January 12, 2006, when we entered into our Stage 3 sponsored research agreement. We anticipate that these additional upgrades will be finished by mid 2006, although there can be no assurance that this will be the case, depending on, among other things, worker schedules, available materials, unexpected costs associated with construction and our ability to raise sufficient capital in order to complete such upgrades.

     o PREPARATION AND SUBMISSION OF U.S. IND APPLICATION. We started preparing our U.S. IND application on December 13, 2004, when we entered into our Stage 2 sponsored research agreement with Texas Tech. Under our Stage 2 sponsored research agreement, Texas Tech agreed to assist us in preparing our U.S. IND application by providing certain services, including converting the information contained in the European IND application into digital format and analyzing our proposed Phase I U.S. clinical trial testing procedures, to be set forth in our U.S. IND application. We expect to complete the preparation of our U.S. IND application and to be in a position to submit our application to the FDA by mid 2006, at a cost of approximately $500,000 or greater, although there can be no assurance that we will be able to meet this deadline or budgeted amount.

     o PHASE I OF OUR U.S. CLINICAL TRIALS. Once our U.S. IND application has been accepted by the FDA, we expect to be able to commence our Phase I U.S. clinical trials of HemoTech(TM). Depending on whether the FDA accepts our U.S. IND application in mid 2006, we believe that we could begin Phase I U.S. clinical trials the second half of 2006 although there is no guarantee that we can meet this goal. We estimate that our Phase I U. S. clinical trials (including the costs of doing additional research and development of HemoTech(TM) during our Phase I U. S. clinical trials and the operational and overhead costs that we will incur during our Phase I U. S. clinical trials) could cost approximately $10.0 million, although the final cost could be more or less than this estimate, which includes the following:

     o   approximately $1.4 million for the production of HemoTech(TM);

     o   approximately $1.6 million for the testing of HemoTech(TM) on humans;

     o approximately $1.9 million for personnel, administrative, and operational expenses that we expect to incur during our Phase I U. S. clinical trials;

     o approximately $1.7 million for legal, accounting, consulting, technical and other professional fees that we expect to incur during our Phase I
         U. S. clinical trials; and

     o approximately $1.6 million for research and development costs that we expect to incur during our Phase I U. S. clinical trials; and approximately $2.0 million for preparation of Phase II clinical trials.

We expect that our Phase I U. S. clinical trials would take approximately six to nine months to complete from the date we start such trials, though such trials could take significantly longer to complete, depending on, among other things, the rate of production of HemoTech(TM) and the availability of patients. We estimate that we will be required to raise approximately $10 to 15 million over the next eight to ten months (although there can be no assurance that we can meet this timeframe) in order to fund our Phase I U.S. clinical trials, as well as preparation for Phase II clinical trials from start to finish and to cover the related expenses described above. If submission or acceptance of our U.S. IND application is delayed for any reason and if we are unable to raise such additional capital in a timely manner, commencement of our Phase I U. S. clinical trials would also be delayed.

     o PHASE II OF OUR U.S. CLINICAL TRIALS. If we are able to commence our Phase I U.S. clinical trials in 2006, we believe that we could begin our Phase II U.S. clinical trials in 2007. We estimate that our Phase II U. S. clinical trials (including the costs of doing additional research and development of HemoTech(TM) during our Phase II U. S. clinical trials and the operational and overhead costs that we will incur during our Phase II U. S. clinical trials) will cost approximately $20.0 million, which includes:

         o   further production of HemoTech(TM);

         o   further testing of HemoTech(TM) and related activities;

         o personnel, administrative, and operational expenses that we expect to incur during our Phase II U. S. clinical trials;

         o for legal, accounting, consulting , technical and other professional fees that we expect to incur during our Phase II U. S. clinical trials; and

         o research and development costs that we expect to incur during our Phase II U. S. clinical trials.

The exact cost of each step will be determined in the future and will depend on various factors including FDA regulatory guidance and the availability of resources of Texas Tech.

         We expect that our Phase II U. S. clinical trials could be completed within approximately one year from the date we start such trials, though such trials could take significantly longer to finish, depending on, among other things, the timely completion of necessary upgrades to the HemoTech(TM) production facility and the availability of patients. If commencement or completion of our Phase I U. S. clinical trials are delayed for any reason, or if we are unable to raise sufficient funds to begin our Phase II U. S. clinical trials immediately following completion of our Phase I U. S. clinical trials, our Phase II U. S. clinical trials will be delayed.

o PHASE III OF OUR U.S. CLINICAL TRIALS. If we are able to complete our Phase II U. S. clinical trials in early 2008, we anticipated that we could start our Phase III U. S. clinical trials in second half of 2008. At such time, and in order to cut the costs of conducting and completing our Phase III U.
     S. clinical trials, we anticipate that we will seek to enter into a partnership with a biopharmaceutical company that has expertise in the production and marketing of biological products, although there can be no assurance that we will be able to do so. Alternatively, if we are not able to enter into such a partnership, we may seek to enter into a manufacturing arrangement with an experienced pharmaceutical manufacturer, under which such manufacturer would produce HemoTech(TM), which would significantly reduce the costs of our Phase III U. S. clinical trials by eliminating the need to build a production facility that meets the FDA's standards for Phase III U.S. clinical trials. If we are not able to enter into a partnership or find a manufacturer that is willing to manufacture HemoTech(TM) for us, we may be required to perform all aspects of the Phase III U. S. clinical trials independently. In this case, we estimate that our Phase III U. S. clinical trials (including the costs of doing additional research and development of HemoTech(TM) during our Phase III U. S. clinical trials and the operational and overhead costs that we will incur during our Phase III U. S. clinical trials) could cost approximately $195.0 million, which includes the following:

         o approximately $100.0 million to build a production facility for HemoTech(TM) that is suitable for such advanced testing and that meets the standards of the FDA as a product testing facility;

         o approximately $70.0 million for the further testing and production of HemoTech(TM);

         o approximately $10.0 million for personnel, administrative, and operational expenses that we expect to incur during our Phase III
             U. S. clinical trials;

         o approximately $5.0 million for legal, accounting, consulting , technical and other professional fees that we expect to incur during our Phase III U. S. clinical trials; and

         o approximately $5.0 million for research and development costs that we expect to incur during our Phase III U. S. clinical trials.

We expect that our Phase III U. S. clinical trials could be finished within 15-18 months from the date we start such trials, though such trials could take significantly longer to complete, depending on, among other things, the timely completion of a suitable production facility for HemoTech(TM) and the availability of patients. If we are unable to partner with a pharmaceutical company, we estimate that we will be required to raise the approximately $200 million (or such lesser amount as may be required if we are successfully able to enter into a partnership) that we will need in order to fund our Phase III U.S. clinical trials from start to finish and to cover the related expenses described above. We would seek to raise this amount after we have commenced our Phase II
U. S. clinical trials. If commencement or completion of our Phase II U. S. clinical trials are delayed for any reason, or if we are unable to raise sufficient funds to begin our Phase III U. S. clinical trials immediately following completion of our Phase II U. S. clinical trials, our Phase III U. S. clinical trials will be delayed.

         The estimated costs of each of the phases of our clinical trials set forth above represent our best estimate of such expenses based on, among other things, current economic conditions and availability of materials and personnel. Since many of these phases will not even be commenced by us for another two to three years, we cannot offer any assurance that such estimates will reflect the actual amounts that we may be required to incur during each phase of our clinical trials based on, among other things, then-current economic conditions, availability of materials and personnel, and other factors that may be relevant at the time. The amounts we may actually be required to expend during any phase of our clinical trials may be significantly more than the amounts estimated by us above.

         If our clinical trials are successful and we are able to meet the timelines set forth above, it is possible that an NDA could be approved by the FDA as early as mid-2010, although there can be no assurance that an NDA would be approved by such time, if ever. There can also be no assurance that we will be able to complete our clinical trials under the schedule described above, or ever, or that we will be able to develop a viable and marketable human blood substitute, even if we are able to complete our clinical trials. Further, we do not expect to generate any revenues until after such time as HemoTech(TM) has received FDA approval, if ever.

RESULTS OF OPERATIONS

         We are a development stage company and have not generated any revenue from inception through December 31, 2005. To date, our efforts have been principally devoted to evaluating the HemoTech(TM) technology, negotiating and entering into our license agreement and sponsored research agreements with Texas Tech, hiring employees and consultants, establishing our Board of Advisors, developing a business plan, raising capital, and engaging in other organizational and infrastructure development. In addition, during 2005 we upgraded the production facility at Texas Tech University and established an animal donor facility. Until the consummation of our October 2004 private placement, we did not have the financial resources to engage in any significant research and development activities. However, we used part of the proceeds of our October 2004 private placement to fund Stage 2 of our sponsored research agreement with Texas Tech, representing our first significant expenditure of resources on the research and development of HemoTech(TM).

         Total expenses, and thus our losses, totaled $5,565,000 from October 3, 2001 (inception) through December 31, 2005. Such losses included $1,259,000 in 2004, and $3,454,000 in 2005.

FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31,
2004

         Total expenses, and thus our loss for the year ended December 31, 2005 was $3,454,000 compared to $1,259,000 for the same period in 2004. Total research and development costs increased to $289,000 in 2005 from $259,000 in 2004, an increase of $30,000. During 2004 Texas Tech University agreed to waive the antidilution provision of our licensing agreement in exchange for 135,765 shares of common stock, valued at $115,000. During

November, 2004 we paid approximately $231,000 to Texas Tech University to fund Stage Two of our sponsored research agreement. Of this amount approximately $139,000 was charged to operations during 2004 and the remaining $92,000 was charged to operations during 2005. In addition, during 2005, we granted our Board of Advisors and the Acting Vice President/ Principal Investigator of Research and Development and Advisor stock options with a fair value of approximately $134,000.

         Total general and administrative costs increased $988,000 from $598,000 for the year ended December 31, 2004 compared to $1,586,000 in 2005 resulting primarily from additional professional fees and costs associated with our filing of a registration statement with the Securities and Exchange Commission effective May 13, 2005, additional administrative and office rental and related expenses, and increased salary costs and the accrual of liquidating damages.

         Total net interest charges were $1,579,000 for the year ended December 31, 2005 compared with $402,000 for the full year 2004, an increase of $1,177,000. This significant increase resulted primarily from the amortizations of debt issue costs ($830,000 in 2005 versus $194,000 in 2004) and debt discount costs ($637,000 in 2005 versus $152,000 in 2004). Interest costs associated with our 10% Convertible Notes increased from $65,000 during 2004 to $168,000 for 2005. This increase is partially due to the full year effect of the outstanding notes during 2005, compared to the partial year in 2004. During 2005 approximately $97,000 of accrued but unpaid interest was converted in to our common stock. (See also Liquidity and Capital Resources).

LIQUIDITY AND CAPITAL RESOURCES

         In October 2004, we completed a private placement of units, with each unit consisting of one 10% convertible unsecured promissory note in the principal amount of $50,000; 58,824 shares of our common stock; and a five-year warrant to purchase 117,648 shares of our common stock at an exercise price of $1.06 per share. We sold 45 units in the private placement at a price of $100,000 per unit, and we received gross proceeds of $4.5 million. Our net proceeds were $3.43 million, which includes the aggregate principal amount of our 10% unsecured convertible promissory notes outstanding.

         Under the terms of the Notes, the maturity date of the Notes was October 27, 2005. As of October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and $97,159 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of our common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. As of October 27, 2005, $710,000 aggregate principal amount of Notes remained outstanding. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, we will repay the outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $97,250 of accrued interest thereon, to holders of Notes that have not converted their Notes into shares of our common stock on or prior to October 27, 2005, and have not agreed to extend the maturity date of the Notes to April 27, 2006.

         During the period of January 1, 2006 through April 25, 2006, an aggregate of $225,000 principal amount of our notes and $17,900 of accrued but unpaid interest was converted into an aggregate of 142,811 shares of our common stock at negotiated conversion prices ranging from $1.53 to $1.96 per share. On April 27, 2006, the remaining $112,500 principal value of our notes and all applicable accrued interest of approximately $12,200 were paid in full.

         During the first quarter of 2006, holders of the our Class A Warrants exercised 1,877,956 Warrants held by them for an aggregate consideration of $1,990,633 and in connection therewith they were issued an aggregate 1,877,956 shares of HemoBioTech common stock. The warrants were originally received as part of an October 2004 private placement by HemoBioTech.

         On April 19, 2006, holders of our Class A Warrants exercised an additional 355,885 Class A warrants held by them for an aggregate consideration of $377,238 and in connection therewith they were issued an aggregate 355,885 shares of HemoBioTech common stock. The warrants were originally received as part of an October 2004 private placement by HemoBioTech.

         We intend to use our available cash (of which there is approximately $2,600,000 remaining as of March 31, 2006,) over the next twelve months to pay for the following costs and expenditures:

         o The principal and related interest on our 10% unsecured promissory notes for holders that did not either convert or extend the principal and related interest, of $112,500 and $12,200 respectively, as of April 25, 2006. These amounts were paid on April 27, 2006.

         o our general administrative expenses (including salaries, legal and other professional fees, consulting and advisory fees, and to pay for the costs associated with raising additional capital);

         o   preparation of our U.S. IND application and submission to the FDA;
             and

         o additional upgrades to HemoTech(TM) production facility and initiation of production of HemoTech(TM) for clinical trials.

         We believe our cash available will be sufficient to repay our convertible notes and related interest due in April 27, 2006 and fund operations for the next twelve months. If our selling stockholders convert/exercise any additional portion of our 10% convertible unsecured notes or class A warrants, into shares of our common stock (of which there can be no guarantee), however, we will apply such unused funds to make up a portion of any shortfall we may have in the foregoing operating costs and to further develop HemoTech(TM).

         In order to complete our planned operations and clinical trials we will need to raise an additional $10 to 15 million within the next eight to ten months, although there can be no assurance that we can meet this timeframe. If we fail to generate enough working capital, either from future equity or debt sales, the exercise of our Class A Warrants or Placement Agent Warrants, or revenue, we will have to curtail our planned operations.

OFF-BALANCE SHEET ARRANGEMENTS

         We have no off-balance sheet arrangements.

                                    BUSINESS

         We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc., (Delaware) with HemoBioTech, Inc. (Delaware) as the surviving entity. Our principal executive offices are located at 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254, and our telephone number is
(214) 540-8411.

         We are the exclusive licensee of what we believe is an innovative human blood substitute product, which we call "HemoTech(TM)". HemoTech(TM) is comprised of hemoglobin that has been isolated from bovine blood and then chemically altered to make the resulting product non-toxic. It is the combination of these elements that we believe makes HemoTech(TM) a novel product. HemoTech(TM) is intended to address an increasing, yet unmet, demand for safe and inexpensive blood in the United States and around the world. We believe HemoTech(TM) is non-toxic based on initial foreign clinical studies.

         Dr. Mario Feola and Dr. Jan Simoni, Texas Tech University Health Science Center School of Medicine ("Texas Tech") researchers and recognized blood substitute authorities, developed HemoTech(TM) over 20 years of research. HemoTech(TM) has been tested in a European pre-clinical regulatory study conducted at the Research Toxicology Centre S.p.A. in Rome, Italy, in 1990-1992 and preclinical studies at ISI St. Antimo in Naples, Italy from 1989 to 1991 and a limited human clinical trial in Africa in 1990, with what we believe to be favorable results. These initial studies suggest, although no FDA approved studies have been undertaken and there can be no assurance that later stage trials will confirm these findings, that this novel red blood cell substitute:

         o        can act as a carrier of oxygen;

         o produces no adverse toxicity of the kidneys, or the nervous system;

         o        produces no adverse inflammatory reactions;

         o can dilate the blood vessels (which is called vasodilatory activity) and can reduce narrowing of blood vessels (or vasoconstriction) that follows hemorrhage;

         o has erythropoietic activity (which is the production of red blood cells in the body);

         o has lower oxygen affinity (which is how tightly oxygen binds to the hemoglobin) than other competing blood substitutes, approximating the oxygen affinity of native human red blood cells;

         o has the ability to remain in the blood vessels; and can sustain a close-to-normal amount of plasma in the blood.

         We have obtained an exclusive, worldwide license from Texas Tech University for the core patents covering certain key markets, including primary markets in North America, Europe and Asia. We also have a strategic partnership with Texas Tech that allows us to utilize research and production facilities at Texas Tech and Texas Tech scientists, surgeons and medical staff. Our relationship with Texas Tech is governed by license and research agreements that, among other things, grant us the exclusive worldwide intellectual property rights to the HemoTech(TM) technology in exchange for equity ownership and payment of the fees associated with our use of Texas Tech facilities, materials and personnel.

         We believe the structure of these license and research agreements could be attractive to potential pharmaceutical company partners and could be positive factors for the commercializing of HemoTech(TM).

BACKGROUND

         The development of HemoTech(TM) is based on the idea that free hemoglobin-based blood substitutes can no longer be considered simply vehicles for transporting oxygen and carbon dioxide. Rather, they should possess properties that diminish the intrinsic toxic effects of hemoglobin and help eliminate the abnormal reactions associated with the loss of blood pressure and the lowering of vital signs resulting from the loss of blood during hemorrhage. We believe we have a purification method necessary for the purity of our hemoglobin solutions. We believe this purification method will allow us to produce HemoTech(TM) in a cost-effective manner by avoiding many of the expensive and capital intensive purification methods used by some of our competitors.

         We believe the potential market for red blood cell substitutes is large and growing. The Theta Reports indicate that each year in the United States, over four million patients receive transfusions of over 14 million units of red blood cells in HemoBioTech, Inc.'s targeted markets of acute anemia, cancer and ischemia (the inadequate flow of blood due to constriction or obstruction of blood supply).

         In addition to peacetime need, emergencies typically add to the demand for blood substitutes. For many years, the U. S. military has had an interest in an effective blood substitute.

         There are several critical factors shaping the U.S. blood market. The market is facing increasing demand while the available supply remains stagnant. Banked blood continues to increase in cost and still entails risks related to infection and immune response. A safe, cost effective blood substitute has numerous advantages over the current blood supply.

         o minimize the risk of infections by infectious agents such as hepatitis and HIV (which causes AIDS) and adverse reactions in patients;

         o be compatible with all blood types, allowing earlier administration, increasing survivability for trauma patients and preventing supply shortages related to specific blood types;

         o possess a significantly longer shelf life (six months or greater) than that of donated red blood cells (42 days), allowing a wider range of administration and increased stockpiling; and

         o derived from a potentially large supply, countering the critical shortage of banked human blood worldwide.

         HemoBioTech, Inc.'s scientific team has delineated molecular mechanisms to explain both HemoTech(TM)'s non-toxicity and pharmacological activities.

         This team first identified the factors that lead to toxicity. They then developed both an isolation method that ensures the purity of Hb solutions and a chemical modification method that results in the lack of intrinsic toxicity.

This research led to the development of HemoTech(TM), which, in addition to its physiological properties of Hb, has additional pharmacological activities that effectively eliminate blood vessel constriction, improve the release of oxygen into the body and produce an anti-oxidant and anti-inflammatory effect and induces erythropoiesis production (production of red blood cells).

OUR PRODUCT

         Our product, HemoTech(TM), is an oxygen-carrying solution that performs like red blood cells. It can address an increasing yet unmet demand for safe and inexpensive blood in the US and around the world. It also can address many of the medical, logistical and economical concerns associated with red blood cell transfusion.

         HemoTech(TM) is created by reacting pure bovine hemoglobin with three chemicals: o-adenosine 5'-triphosphate ("o-ATP"), o-adenosine and reduced glutathione ("GSH"). These chemicals permit chemical modification of the hemoglobin to create the observed beneficial activities of HemoTech(TM) and introduce necessary changes to the hemoglobin that control oxygen affinity and other biological activities.

         The use of o-adenosine has a number of biological benefits. First, it counteracts the properties of hemoglobin that cause narrowing of the blood vessels. Additionally, the o-adenosine reduces the potential of hemoglobin to cause inflammation in the body. HemoTech(TM) also relaxes hemorrhage-induced narrowing of the blood vessels. GSH permits the alteration of the surface charge of HemoTech(TM), which is also an essential feature of our novel hemoglobin modification procedure. GSH also lowers oxygen affinity to a level that is near that of native red blood cells.

         Bovine blood isolated and utilized for the commercial production of HemoTech(TM) will be taken only from healthy cows from a controlled herd with records over several generations and a controlled diet to protect against "BSE" (bovine spongiform encephalopathy, also known as mad cow disease). Immunological test for special proteins called prions which cause BSE can be utilized to test brain and spinal cord material.

         We believe that blood substitutes currently undergoing FDA trials have limited potential for success in the broad human blood use market because they generate various levels of hemoglobin-based toxicity. A number of blood substitute candidates were developed before the intrinsic toxicity of hemoglobin was identified, and few companies have modified their approach to creating blood substitutes based on recent findings related to hemoglobin toxicity because of significant investments already made to advance lead compounds through FDA trials. Based on initial studies, we believe that HemoTech(TM)'s primary benefits include:

         o        non-toxicity;

         o an oxygen affinity that closely mimics that of human red blood cells and does not cause an adverse affect that results from excessive interaction with oxygen;

         o the stimulation of the production of red blood cells in the body, which allows the body to replace its native blood supply in half the time it would otherwise take following a transfusion;

         o a half life of approximately 24 hours, which is desirable given the body's ability to produce red blood cells, which allows the body to replace it with its own supply;

         o high purification, which may eliminate the risk of infection and adverse immune reactions in patients;

         o the ability to be stored at 4(degree)C (39(degree)F) for six months or more and for an extended period when frozen (compared to 42 days for banked blood), and the ability to be stockpiled easily;

         o compatibility with all blood types and availability for administration within minutes; the ability to be produced from a ready and vast supply of cow blood; and

         o the potential to be produced at a price competitive with current banked blood and other blood substitute products.

CLINICAL STATUS

         HemoTech(TM) underwent foreign pre-clinical and human clinical testing in the late 1980's and early 1990's. Pre-clinical testing included research performed by Texas Tech at its laboratories in Lubbock, Texas in the mid to late 1980's, at ISI St. Antimo Laboratories in Naples, Italy from 1989 through 1991, and a European IND study conducted from 1990 through 1992 at the Research Toxicology Center S.p.A. (the "RTC") in Rome, Italy. This research was based on the following:

         o        in vivo animal studies; and

         o        in vitro testing using various human cell lines.

         These tests focused on:

         o        toxicity;

         o        the way in which the product affects blood vessels;

         o immunological and inflammatory activity, as well as the way in which HemoTech(TM) interacts with oxygen (which is called oxidative activity);

         o        stability; and

         o        therapeutic potential.

         We believe the results of these pre-clinical tests support HemoTech(TM)'s non-toxicity and biological activity, although there can be no assurance that future later stage trials will confirm these findings. These pre-clinical tests generated more than 80 abstracts and papers, and an official European IND report has been issued supporting the pre-clinical non-toxicity results in cell and animal studies.

         The human non-FDA clinical trial was performed at the Institut de la Recherche en Sciences de la Sante, Centre de l'Anemie S. S. (Kinshasa, Zaire) in 1990. In that study, nine children suffering from sickle cell anemia received HemoTech(TM) in significant volumes (approximately 25% of total blood volume) over a two-hour period. These patients experienced significant near-term improvements as their general condition improved, episodes in which sickle cells block the blood vessels were reduced, pain was quickly relieved, and blood vessel dilation and better tissue oxygenation were indicated. The patients were monitored over a three-month period. These studies showed no toxicity and an induction of red blood cell production. These studies were published in the medical journal, Surgical Gynecology & Obstetrics, volume 174, number 5, pages 379-386 (1992). In addition to the clinical improvements in the patients, these initial studies indicate that HemoTech(TM):

         o produces no adverse kidney, nervous system, oxidative or inflammatory reactions in humans;

         o can reduce the narrowing of blood vessels that follows hemorrhage;

         o has low oxygen affinity and can work as a physiological oxygen carrier;

         o        induces red blood cells production in the body;

         o        has prolonged intravascular persistence; and

         o        can sustain a close-to-normal level of plasma in the blood.

         The results of the HemoTech(TM) clinical studies have not demonstrated any negative side effects. Since the results of the HemoTech(TM) clinical studies showed that the product promotes vasodilation, rather than narrowing of the blood vessels, and that the product increases red blood cell production, the product has indicated, in such clinical studies, that it is non-toxic. However, the corporation that sponsored the European IND faced financial difficulties that were independent of the HemoTech(TM) program and therefore was unable to continue to sponsor the program. Accordingly, the HemoTech(TM) technology was returned to Texas Tech in 1995. Texas Tech subsequently constructed a production facility for HemoTech(TM) and attempted to raise money to support the research, development, testing and commercialization of HemoTech(TM), but these activities were outside the scope of Texas Tech's expertise, so the university then sought to license the HemoTech(TM) technology. In 2001, we entered into our license agreement with Texas Tech.

         We believe the results of the HemoTech(TM) clinical trials are significant because they represent a rare example of a non-toxic administration of a blood substitute product. Furthermore, this trial demonstrated in humans the pharmacological activity of HemoTech(TM). There can be no assurance, however, that future later stage trials will support or confirm these findings.

         The HemoBioTech team, under the direction of Dr. Simoni, is currently working on advanced research in the fields of toxicity and efficacy which will be funded by us, and expects to develop innovative modifications of the existing patented technology resulting in new clinical applications for HemoTech in the following areas:

         o        trauma and blood disorders;

         o        cardiopulmonary bypass surgery including angioplasty;

         o        organ and tissue transplantation; and

         o        oncology (the treatment of cancer).

         One of the chief objectives of the team is to further evaluate the pharmacological effects of HemoTech(TM). The proposed research is aimed at further understanding the vasodilatory and anti-inflammatory action of HemoTech(TM) at the molecular level. The team also is developing improved laboratory methods for the evaluation of clinical samples during HemoTech(TM)'s human trials, which will be licensed by us.

RESEARCH AND DEVELOPMENT ACTIVITIES

         During the years ended December 31, 2005, and 2004, the Company's financial statements reflect, $289,000 and $259,000 respectively, charged to expense for research and development activities.

         In July 2002, we entered into a sponsored research agreement with TTU for the period September 1, 2002 through August 31, 2006, subject to a two-year extension to be mutually agreed on by the parties in the second year of the agreement and prior to August 31, 2006. The agreement may be terminated by either party on 90 days written notice. In November 2004, we agreed to fund the next phase of its research under the sponsored research agreement through November 30, 2005 for a fixed fee of approximately $231,000, which was paid in December 2004.

         In January 2006, we entered into a Stage Three Sponsored Research Agreement with Texas Tech University for the period January 1, 2006, to December 31, 2006. In connection therewith, the Company made an initial payment of approximately $287,000. Additional payments, if any, will be made to Texas Tech University pursuant to the Plan of Operations described in management's discussion and analysis.

INTELLECTUAL PROPERTY

         We have licensed from Texas Tech exclusive worldwide rights to HemoTech(TM) under a U.S. patent issued in August 1995. The patent, U.S. Patent No. 5,439,882, entitled "Blood Substitute," and its foreign counterparts, claim various alternative compositions of the novel blood substitute based on hemoglobin of both bovine and human origin as well as methods for its production and use. Protection under the U.S. patent expires on or after August 8, 2012.

         Under the terms of the license agreement, we issued to Texas Tech in lieu of any royalties, licensing fees, sublicensing fees and any other payments (other than certain patent maintenance costs), 678,820 shares (approximately 5% of our then-authorized common stock) to Texas Tech. These shares initially were subject to anti-dilution protection until such time as we expend at least $15,000,000 on the research, development, testing and commercialization of HemoTech(TM). In connection with the issuance of units in our October 2004 private placement, in lieu of receiving the entire number of shares of common stock to which it would have been entitled as a result of our issuance of units, under the terms of a letter agreement with us, dated May 20, 2004, Texas Tech agreed to accept an additional 135,765 shares of our common stock and an aggregate payment of $60,000 (including payment of patent maintenance costs and expenses paid by Texas Tech) in exchange for removing the anti-dilution provision. We have not made any other payments to Texas Tech under the license agreement and we are not required to make any payments under the license agreement except as follows:

         o to reimburse Texas Tech for certain patent maintenance costs of the HemoTech(TM) patent and any other patent that becomes covered by the license agreement, within 30 days of receiving notice from Texas Tech that such amounts are due;

         o to pay prosecution costs and costs of foreign counterpart applications on all future "designated inventions," which includes patentable inventions created by Texas Tech's employees under the sponsored research agreement; and

         o        Cost to maintain our patent position in 21 foreign countries.

         We have also entered into an additional letter agreement with Texas Tech under which Texas Tech agreed to file a new patent application to cover the induction of erythropoiesis (which is the increase of red blood cell production), which is a major activity of HemoTech(TM). There can be no assurance that Texas Tech will be able to file an application for the new patent or that the new patent will be granted before August 2012 or at all. If issued, this new patent, exclusively owned by Texas Tech, will become subject to our license agreement with Texas Tech and could give us additional protection for the commercial use of HemoTech(TM). Under the terms of our license agreement with Texas Tech, title to inventions made solely by inventive contributions of employees of Texas Tech shall be owned by Texas Tech, title to inventions made solely by inventive contributions of employees of HemoBioTech, shall be owned by HemoBioTech; and title to inventions made by joint inventive contributions of employees of both Texas Tech and HemoBioTech shall be jointly owned by Texas Tech and HemoBioTech. In addition to the proposed erythropoiesis patent, we, working with Texas Tech, are developing a broad patent strategy that focuses on improvements in production and purification methods used in the manufacturing of HemoTech(TM), use of HemoTech(TM) and other potential future product formulations for specific medical indications, formulaic modifications of HemoTech(TM)'s platform technology and use of the platform technology for other targets.

         In addition to our U.S. rights, we enjoy patent protection in several European and Asian nations as well as Australia and Canada. In all, our licensed foreign patents have been issued by or designated (in the case of patents issued by the European Patent Office) in 21 foreign nations. Furthermore, continued testing of HemoTech(TM) may, although there can be no assurance, result in refinements that are patentable, thereby extending patent protection for forthcoming HemoTech(TM) derivatives.

MARKET OPPORTUNITY

         We believe the potential market for red blood cell substitutes is large and growing. The Theta Reports indicate that each year in the United States, over four million patients receive transfusions of over 14 million units of red blood cells in HemoBioTech's targeted markets of acute anemia, cancer and ischemia (the inadequate flow of oxygenated blood due to insufficient blood supply).

         In addition to peacetime need, emergencies typically add to the demand for blood substitutes. For many years, the U.S. Army has been a leading proponent for an effective blood substitute.

THE NEED FOR BLOOD SUBSTITUTES

         There are several critical factors shaping the U.S. market. The market is facing increasing demand while the available supply remains stagnant. Banked blood continues to increase in cost and still entails risks related to infection and immune response. A safe, cost effective blood substitute has numerous advantages over the current blood supply. We believe that, among other qualities, an effective blood substitute would:

         o minimize the risk of infections by infectious agents such as Hepatitis and HIV (which causes AIDS) and adverse reactions in patients;

         o be compatible with all blood types, allowing earlier administration, increasing survivability for trauma patients and preventing supply shortages related to specific blood types;

         o possess a significantly longer shelf life (6 months or greater) than that of donated red blood cells (42 days), allowing a wider range of administration and increased stockpiling; and

         o derived from a potentially large supply, countering the critical shortage of banked human blood worldwide.

SUPPLY AND DEMAND

         According to the Foundation for American Blood Centers, the United States faced an estimated shortfall of more than one million units of safe blood in 2003. In the face of this deficit, many cities are looking overseas to address their blood shortages. For example, according to Crain's New York Business News, New York City has imported more than 25% of its blood supply from Europe.

         According to BLOOD TRANSFUSIONS: KNOWING YOUR OPTIONS, a publication of the Pall Corporation, more than 43% of all blood products are used for people 65 and older. This older segment of the population is expected to grow 14% in the next 10 years, almost twice as fast as the rest of the population. Thus, the shortage of red blood cells is expected to increase dramatically as more baby boomers age and the number of cardiac surgeries, cancer treatments, hip and knee replacements, head injury treatments, organ transplants and other surgeries also increase. While blood donations have generally increased by 1-2% annually, the American Red Cross estimates that blood transfusion demand is on pace to increase by 6-8% annually. Worldwide, the shortage is even greater. The World Health Organization estimated a worldwide shortage of 25 million units of blood in 2002.

INCREASING COST

         According to Tissue Link Medical, Technical Brief No. 305, the actual cost of a red blood cell transfusion has increased dramatically in recent years and currently ranges between $500-1,000 per unit of blood. The major factors contributing to this increase include additional costs related to testing, screening, processing, type matching and overhead. In light of recent stricter guidelines to ensure the safety of blood, such as more stringent screening for transmittable diseases and standard leukoreduction (eliminating the white blood cells that can carry infections), the cost of blood is expected to continue to rise.

BLOOD SUPPLY SAFETY

         Sensitive screening tests in the United States have greatly reduced the risk of infectious disease transmission in the domestic population, but unacceptable risks still remain. Based on a 2001 report of the American Association of Blood Banks, the risk of infection from, or adverse reaction to, a single blood transfusion is:

         o        1:100 for minor allergic reactions

         o        1:2,500 for bacterial infections

         o        1:50,000 for human T cell Leukemia virus

         o        1:250,000 for Hepatitis B

         o        1:543,000 for Hepatitis C

         o        1:600,000 for fatal hemolytic reaction

         o        1:1,930,000 for HIV

         These probabilities compound quickly, however, for major procedures, such as organ transplants and trauma, which require 50 units of blood on average. Even in minor surgeries, which require six to eight units of blood, the probabilities of contracting infections or experiencing adverse reactions are not insignificant.

         We believe that our product's initial foreign clinical testing produced data that supported HemoTech(TM)'s biological activity and non-toxicity in humans. Additionally, the product demonstrated anti-inflammatory and vasodilatory activity, as well as erythropoietic activity. No negative side effects have been seen to date, prompting more than 80 abstracts and papers, and an official European New Drug Application supporting the preclinical non-toxicity results in cell and animal studies. Subsequent to HemoTech(TM)'s clinical studies, HemoBioTech's researchers delineated the molecular mechanisms of HemoTech(TM). These data confirm the properties of HemoTech(TM) observed during clinical studies and constitute positive support for potential future FDA regulatory filings by HemoBioTech as well as valuable information for future product research and development.

PRODUCTION AND MATERIAL SUPPLY

         Our proprietary production method consists of reacting pure bovine hemoglobin with three chemicals--o-adenosine 5'-triphosphate (o-ATP), o-adenosine, and reduced glutathione (GSH)--chemically modifying the hemoglobin to create beneficial activities and effect changes that control oxygen affinity and other biological activities. A benefit of o-adenosine is that it counteracts the hemoglobin properties that cause the narrowing of blood vessels. It also reduces the potential of hemoglobin to cause inflammation.

         The preference for bovine hemoglobin as an erythrocyte substitute, first proposed by the Texas Tech researchers, was based on indications that bovine hemoglobin was more effective than isolated human hemoglobin at transporting oxygen; that bovine erythrocytes were widely available; and that human and bovine diseases transmissible by blood could be avoided by collecting erythrocytes exclusively from select healthy cattle. Bovine blood isolated and utilized for production of HemoTech(TM) is taken only from healthy cows, from a controlled herd.

         HemoBioTech has the exclusive worldwide license from Texas Tech covering all intellectual property associated with HemoTech(TM). Further, we have access to Texas Tech staff and equipment necessary to produce, test, and certify HemoTech(TM), with access to University laboratory facilities and a blood substitute production facility Texas Tech has constructed on its campus specifically for the production of HemoTech(TM). HemoBioTech has the right to assist in recruiting personnel, including student interns, and obtaining state and federal grants for its research, development, and manufacturing programs.

         HemoBioTech reimburses Texas Tech for any operational and overhead costs associated with researching, developing, producing, and commercializing HemoTech(TM) and any other technologies that may be developed by Texas Tech during the term of the agreement. The initial term of this agreement expires on August 31, 2006, but by mutual agreement, the parties may extend this period for up to two additional years or more depending on need as negotiated.

BUSINESS STRATEGIES

         We believe the most likely path to commercialization of HemoTech(TM), if ever developed and approved for sale, will involve a partnership with a major pharmaceutical company. Because commercialization of a major pharmaceutical requires a significant amount of capital, HemoBioTech will seek to identify and enter into partnership agreements, as opposed to a license agreement, with one or more pharmaceutical companies to partner in the late stages of clinical trials.

         HemoBioTech's ability to research, develop, and successfully commercialize HemoTech(TM) is dependent upon its collaborative relationships with Texas Tech as well as Regulus Pharmaceutical Consulting, LLC (Regulus) and Origin Pharmaceutical Services Ltd. (Origin), a regulatory consulting firm and clinical research organization (CRO), respectively.

         Regulus and Origin will collaborate on key projects and are assisting HemoBioTech in their creation and submission of the U.S. IND (Investigation of a New Drug) application. BioLink Life Services, Inc. also provides consulting services for the U.S. IND.

         In order to achieve its goal, HemoBioTech has determined that it must meet the following objectives:

         o Upgrade its Current Production Facilities. To produce HemoTech(TM) for Phase I U. S. clinical trials, HemoBioTech must complete upgrades to its current production facilities at Texas Tech. The initial phase of this plan was completed at the end of the second quarter of 2005, at a cost of approximately $25,000. The second phase is expected to be completed by mid 2006. Financing the initial phase was included in HemoBioTech's Stage 2 sponsored research agreement payment to Texas Tech in December 2004 and the additional upgrade is part of the Stage 3 sponsor agreement signed in 2006 as well as additional expenditures if necessary. In addition to the amount paid to Texas Tech University as part of the Stage 3 agreement, we estimate that additional upgrades will be necessary.

         o Preparation and Submission of U.S. IND Application. Under terms of their Stage 2 sponsored research agreement, Texas Tech provided HemoBioTech support services for preparation of its U.S. IND application. This included conversion of data from European IND application into electronic format, summarization and analysis of its pre-clinical CMC ("Chemistry Manufacturing and Controls") data and analysis of its proposed Phase I U.S. clinical trial testing procedures. We expect to complete preparation of its U.S. IND application and submit it to the FDA by mid 2006. The estimated cost of submitting the application is approximately $500,000 or greater.

         o Clinical Trials. Pending FDA acceptance of HemoBioTech's application in early 2006, we believe that we could begin Phase I U. S. clinical trials in the second half of 2006, and if successful, commence Phase II U. S. in 2007, although there can be no assurances that any of these goals will be achieved.

COMPETITION

         If approved for commercial manufacture and marketing, we believe HemoTech(TM) will have a unique competitive advantage over other products under testing or under development since we believe HemoTech(TM) is the only product that addresses all aspects of the intrinsic toxicity (vasoconstriction, oxidative stress and inflammatory reactions) of hemoglobin. We believe the lack of toxicity in HemoTech(TM) is due to the chemical modification of the hemoglobin in our product. Furthermore, we believe our bovine-derived red blood cell product provides HemoTech with an additional competitive edge over products developed from outdated human red blood cells or from perfluorochemicals (which are synthetic chemical blood substitutes), because bovine blood is safer, more readily available, more convenient and more cost effective.

         Our key competitors include:

         o Northfield Laboratories has been developing PolyHeme(R), which is based on hemoglobin from what we believe to be outdated human blood. Although Northfield completed its Phase III U. S. clinical trials, in 2002 Northfield's product was rejected by the FDA for use in elective surgery due to results concerning safety and efficacy. Northfield is continuing to test PolyHeme(R) in Phase III U. S. clinical trials for use in ambulatory trauma cases. Since Northfield's product is in Phase III U. S. clinical trials, it could be deemed to be at a more advanced trial stage than HemoBioTech, although their product was previously rejected by the FDA for use in elective surgery.

         o Biopure Corporation has been developing Hemopure(R), a bovine hemoglobin-based blood substitute. Although Biopure completed its Phase III U. S. clinical trials, Biopure's product failed to receive a biologic license application clearance from the FDA in 2003. The FDA has asked Biopure to perform additional safety testing on its product.

         o Sangart, Inc. has created a hemoglobin-based blood substitute, Hemospan. The product is in Phase I clinical testing in Europe.

         o        SynZyme is developing HemoZyme, a hemoglobin-based blood.
                  Since HemoZyme has only been tested in animals, we believe it is not at a more advanced trial stage than HemoBioTech.

         o Alliance Pharmaceutical has been developing OxygentTM, which is based on flurocarbon-based blood substitute. Alliance Pharmaceutical discontinued its U. S. clinical trials.

         o Synthetic Blood International, Inc., is a development stage company, developing biotechnology products. It specializes in creating pharmaceuticals and medical devices in the fields of liquid ventilation, oxygen therapeutics, implanted glucose sensing, and blood substitutes using flurocarbon-based technology. Prior flurocarbon-based technologies have suffered from toxicity.

GOVERNMENT REGULATION

         HemoBioTech, Inc.'s product, manufacturing activities, and proposed clinical trial of that product are subject to regulation by the United States Food and Drug Administration ("FDA") and by other federal, state, local and foreign authorities. Pursuant to the Food, Drug, and Cosmetic Act of 1938, as amended ("FD&C Act"), the Public Health Service Act ("PHS Act"), and the regulations promulgated thereunder, the FDA regulates the development, clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of drugs and biologics, including blood and blood substitutes. The FDA has expansive regulatory authority which may be enforced through product recalls, seizures and other civil and criminal sanctions. The FDA is considering changes to its approach to "follow-on biological" products (which are the biological product equivalent to generic pharmaceutical products). Changes that would facilitate the approval of such products could have an adverse impact on our long term strategy to the extent that its product is deemed to be a biological product.

         FDA Approval Process Preclinical and Clincial trials. A new drug or biologic cannot be distributed in the united States unless approved by the FDA; FDA approval of new drugs and biologics comes at end of a lengthy process and only after the FDA determines that the article at issue is safe and effective for its intended use or uses. Whether FDA approves a product is a function of the agency's discretion.

         In order to gather sufficient data to demonstrate the safety and efficacy of a new drug or biologic, the manufacturer is usually required to sponsor clinical trials, i.e., trials in humans, under the jurisdiction of the FDA. In order to conduct or sponsor a clinical trial of a new drug or biologic, the manufacturer must submit an Investigational New Drug ("IND") application. The IND application must contain sufficient and specific animal test data, toxicological, pharmacological and other data to assure FDA that the initial clinical trial will not endanger the health of the patients or subjects involved. We have not submitted an IND to clinically test HemoTech(TM) in the United States, but anticipate submitting the IND in the first half of 2006. We will include in its IND application for HemoTech(TM) the results of the use of HemoTech(TM) in other countries. A company may not begin clinically testing until its IND has been approved by the FDA or 30 days have elapsed since the filing and the FDA has not objected. However, as a practical matter, few manufacturers will begin clinical testing of the FDA has expressed concern about the proposed study.

         The FDA recognizes three clinical trial phases and there is usually a separate IND and separate IND approval for each phase. A Phase 1 study is typically closely monitored and may be conducted in patients or volunteer subjects. These studies are designed, in part, to determine the metabolic and pharmacologic actions of the drug or biologic, the side effects associated with increasing doses, to gain early evidence, if possible, of its effectiveness, and gather sufficient information to permit the design of well-controlled, scientifically valid Phase 2 study. Usually, a Phase 1 study involves between 20 and 80 subjects or patients, as the case may be.

         Phase 2 studies include controlled clinical studies to evaluate the effectiveness of the drug or biologic for a particular indication in patients with a given condition under study to determine the common short-term side effects and risks associated with the drug or biologic. Phase 2 studies are well controlled, closely monitored, and conducted on a relatively small cohort usually involving no more than several hundred patients.

         Phase 3 studies are expanded, well controlled and closely monitored studies designed to provide sufficient data so that FDA can determine the product's effectiveness and safety and to provide adequate basis for physician labeling. Phase 3 studies usually include from several hundred to several thousand patients.

         Research and development activities are costly, time-consuming, and may not be successful, and there can be no assurance that our product candidate, HemoTech(TM), even if it is approved to enter Phase 1 clinical trials, will be approved to enter subsequent phases or will be approved for marketing by the FDA. Moreover, even after completion of a Phase 3 study, FDA may decline to approve the New Drug Application or Biologics License Application, as the case may be.

         FDA Regulation. The FDA closely regulates companies that sponsor clinical trials, that manufacture drugs or biologics that are being clinically tested or that manufacture approved products. The FDA may conduct an inspection of any company facility and may take regulatory action if it believes that the company has violated the FD&C Act or PHS Act, including by way of example, issuing observational findings (FDA 483), issuing a Warning Letter, seizing products, placing a "hold" on an IND, revoking INDs, revoking approved NDAs or BLAs, or criminally prosecuting the company or its employees. During clinical testing phases, FDA may inspect to ensure, among other things, that the health and welfare of the patients enrolled in clinical studies are being appropriately protected, that all subjects have executed informed consent forms approved by an Institutional Review Board, and that the product is being manufactured in a way that ensures that it is not adulterated. Post approval surveillance by the FDA is equally rigorous.

         FDA Good Manufacturing Processes and Reporting. The FDA requires drug and biologics manufacturers to comply with Good Manufacturing Practices regulations. The regulations require that manufacturers comply with various quality control requirements pertaining to design controls, purchasing contracts, organization and personnel, including manufacturing process design, buildings, environmental control, cleaning and sanitation; equipment and calibration of equipment; drug or biologics components or raw materials; manufacturing specifications and processes; labeling and packaging; in-process and finished product inspection and acceptance; and record keeping requirements.

EMPLOYEES

         As of December 31, 2005, we have four full-time employees and four employees through a contract with Texas Tech. Outside consultants are employed as needed to provide various services. We rely heavily on personnel employed by Texas Tech who provide services to us under the sponsored research agreement. In addition, we also employ outside consultants from time to time to provide various services. We have experienced good employee relations and are not and never have been a party to a collective bargaining agreement.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         The following table shows the positions held by our executive officers, and their ages, as of April 20, 2006.

NAME                      AGE   POSITION
ARTHUR P. BOLLON, PH.D.   63    Chairman of the Board of Directors, President
                                and Chief Executive Officer

MARK J. ROSENBLUM, CPA    52    Chief Financial Officer and Secretary

MARIO FEOLA, M.D.         79    Chief Medical Officer

JAN SIMONI, PHD., DVM     55    Acting Vice President and Principal Investigator
                                of Research and Development and Advisor

         ARTHUR P. BOLLON has served on a full-time basis as our Chairman of the Board, President and Chief Executive Officer since April 8, 2003. In 2003, Dr. Bollon co-founded Biogress, LLC, a biotechnology service company, and co-founded Quantum Biotech Inc., a post genomics biotechnology company. In 1991, Dr. Bollon was a founder of Cytoclonal Pharmaceutics, Inc., a publicly traded biopharmaceutical company, and served as Chairman, President and Chief Executive between 1991 and 2002. Cytoclonal Pharmaceutics completed an initial public offering in 1995. In 1987, Dr. Bollon was a founder of Wadley Biosciences Inc./Lymphokine Partners, a partnership between Wadley Cancer Center and Philips Petroleum. Between 1987 and 1990, Dr. Bollon was Chairman and CEO of the Wadley Biosciences Inc. Between 1979 and 1987, Dr. Bollon served as Chairman of the Department of Molecular Genetics and Director of Genetic Engineering at the Wadley Cancer Center. Between 1972 and 1979, Dr. Bollon served as an Assistant Professor at the University of Texas Health Science Center in Dallas. He received his Ph.D. in Molecular Genetics from Rutgers University and was a Post Doctorate Fellow at Yale University.

         MARK J. ROSENBLUM joined us as our Chief Financial Officer on April 1, 2005 and became Secretary on April 6, 2005. Between 1996 and 2003, Mr. Rosenblum was the Chief Accounting Officer, Vice President and Controller at Wellman, Inc., a public chemical manufacturer. Between 1990 and 1996, he was Vice President and Controller of Wellman, and between 1985 and 1990, Mr. Rosenblum was Corporate Controller of Wellman. Before joining Wellman in 1985, Mr. Rosenblum served as Plant Controller for Celanese Corp., a public chemical manufacturer. He was previously a staff accountant at Haskins & Sells (now Deloitte & Touche) between 1977 and 1980. Mr. Rosenblum received his Masters of Accountancy and his B.S. degree in Accounting from the University of South Carolina. Mr. Rosenblum is a certified public accountant.

         MARIO FEOLA has been our full-time Chief Medical Officer since November 1, 2004. From December 14, 2003 through October 31, 2004, Dr. Feola served as our Chief Medical Officer on a part-time basis. Between 1994 and 2004, Dr. Feola served as the Chief of Surgery at the Veteran's Affairs Hospital in Amarillo, Texas and since 1977, Dr. Feola has served as a Professor of Surgery at Texas Tech. Dr. Feola has authored or co-authored more than 100 papers, book chapters and research abstracts. Dr. Feola continues to be a speaker at many national and international blood substitute conferences and is a member of numerous scientific and professional organizations. He received his M.D. degree from the University of Naples, Italy.

         JAN SIMONI has served as our Acting Vice President and Principal Investigator of Research and Development since November 2002. On July 13, 2005, we entered into an advisory agreement Dr. Simoni to receive advisory services on technical, medical and market issues related to HemoBioTech, including our second generation blood substitute, HemoTech(TM). Since 1993, Dr. Simoni has also served as the Blood Substitute Group Leader and an Associate Professor of Research in the Department of Surgery at Texas Tech, where Dr. Simoni co-invented HemoTech. Between 1990 and 2002, Dr. Simoni served as an Assistant Professor of Research in the Department of Surgery at Texas Tech. Between 1985 and 1990, Dr. Simoni was a Medical Researcher and Research Instructor in the Department of Surgery at Texas Tech. Previously, Dr. Simoni served as a Research Scientist and Senior Lecturer in the Department of Pathophysiology at the Agricultural University of Wroclaw. Dr. Simoni is the author or co-author of more than 100 papers, book chapters, monographs and scientific abstracts. Dr. Simoni is a member of a number of scientific and professional organizations, including the National Research Honor Society, the American Society for Artificial Internal Organs, and the International Society for Artificial Cells, Blood Substitutes and Immobilization Biotechnology. Dr. Simoni received his Ph.D. from the Agricultural University of Wroclaw in Wroclaw, Poland. Dr. Simoni is compensated directly by Texas Tech in accordance with the terms of our sponsored research agreement with Texas Tech, for which we reimburse Texas Tech. See "Executive Compensation" below for a discussion of our sponsored research agreement with Texas Tech.

         There are no family relationships among our executive officers and directors. No executive officer has been a general partner or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No executive officer has been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No executive officer has been found by a court to have violated a federal or state securities or commodities law.

CONSULTANTS AND ADVISORS

         We utilizes various consultants and advisors for research, development and testing of its technologies and products. We periodically confer with such consultants and advisors as necessary to discuss research, development and testing strategies and specific details of certain projects. Certain of the listed consultants and advisors have entered into agreements specifying the terms and scope of their individual advisory relationship with us. The Company does not believe that termination of any individual consulting or advisory agreement would materially affect our business. None of the consultants or advisors are employed by us and, therefore, may have commitments to, or consulting or advisory contracts with, other entities which may compete with their obligations to us. Our consultants and advisors are as follows:

         FREDERICK FRANK, BUSINESS ADVISORY DIRECTOR. Mr. Frank has served as a member of our Business Advisory Board since November 14, 2003. Since 1969, Mr. Frank has also served as the Vice Chairman of Lehman Brothers. Before such time, Mr. Frank was Vice President and Director of Smith, Barney & Co. Mr. Frank has served as a member of the Board of Directors of each of Diagnostic Products Corp., a public company that develops, manufactures and markets immunodiagnostic systems and immunochemistry kits, Pharmaceutical Product Development Inc., a public company that provides drug discovery and development services to pharmaceutical and biotechnology companies, and Landec Corp., a public company that designs, develops and sells polymer products for food and agricultural applications. Mr. Frank has also served on Pharmaceutical Product Development's nominating and audit committees within the last five years. He is a certified public accountant and received his M.B.A. from Stanford University.

         LT. GENERAL RONALD R. BLANCK, D.O., (U.S. ARMY, RETIRED), SCIENTIFIC ADVISOR. Dr. Blanck has served as one of our Scientific Advisors since November 4, 2003. Since 2000, Dr. Blanck has served as the President of the University of North Texas Health Science Center at Fort Worth. Between 1968 and 2000, Dr. Blanck served as the U.S. Army Surgeon General. Dr. Blanck also serves as a member of the Board of Directors of Carrington Laboratories, Inc., a public researchbased biopharmaceutical, medical device, raw materials and nutraceutical company that is engaged in the development, manufacturing and marketing of naturally-derived complex carbohydrates and other natural product therapeutics for the treatment of major illnesses, the dressing and management of wounds and nutritional supplements. Dr. Blanck's military honors include Distinguished Service Medals, the Defense Superior Service Medal, the Legion of Merit, the Bronze Star and Meritorious Service and Army Commendation Medals. Dr. Blanck is a graduate of the Philadelphia College of Osteopathic Medicine.

         G. TOM SHIRES, M.D., FACS, SCIENTIFIC ADVISOR. Dr. Shires has served as one of our Scientific Advisors since December 2003. Since 1997, Dr. Shires has served as Professor of Surgery at the University of Nevada School of Medicine. Between 1991 and 1997, Dr. Shires was Chairman of Surgery at Texas Tech University Health Sciences Center. Between 1975 and 1991, he served as Chairman of Surgery at Cornell University Medical College and was previously Chairman of Surgery at the University of Washington School of Medicine from 1974 to 1975 and Chairman of Surgery at University of Texas Southwestern Medical School from 1960 to 1974. Dr. Shires received his M.D. from the University of Texas Southwestern Medical School.

         LAWRENCE HELSON, M.D., FAAP, SCIENTIFIC ADVISOR. Dr. Helson has served as one of our Scientific Advisors since October 2004. Since 2001, Dr. Helson has been a Vice President Clinical Affairs and Bioresearch for Napro Biotherapeutics Inc. Since 2003, Dr. Helson has been a consultant with Meyers Associates. From 1974 to 1986, Dr. Helson was an Associate Professor of Pediatrics at Cornell University Medical School. From 1972 to 1984, Dr. Helson was an Assistant Member, and from 1984 to 1986 an Associate Member, of Memorial Sloan Kettering Cancer Center. Dr. Helson received his M.D. degree from the University of Geneva School of Medicine.

AUDIT COMMITTEE FINANCIAL EXPERT

         During 2005, the Audit Committee consisted of Robert Comer (Chairman), Bernhard Mittemeyer, Robert Baron and Walter Haeussler. It is anticipated that effective May 4, 2006, the Audit Committee will consist of Bernhard Mittemeyer, Robert Comer (Chairman), Robert Baron and Walter Haeussler. The Audit Committee has adopted a formal written charter, which will be filed with our proxy statement for its next annual meeting. Each of Messrs. Comer, Mittemeyer and Haeussler is "independent" under Rule 10A-3(b)(1)(ii) under the Exchange Act, and Messrs. Mittemeyer and Haeussler are "independent" under Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. ("NASD"). In addition, the Board of Directors has determined that Mr. Comer qualifies as an "audit committee financial expert" within the meaning of the SEC rules.

         Rule 4200(a)(15)(A) of the NASD provides that a director shall not be considered independent under such rule if he was employed by the company at any time during the past three years. In determining that Mr. Comer is not independent under such rule, the Board considered the fact that on November 18, 2004, we entered into a consulting agreement with Mr. Comer, under which Mr. Comer agreed to provide financial consulting services to us at the rate of $90 per hour. On December 13, 2004, we entered into an amended agreement with Mr. Comer, under which Mr. Comer agreed to serve as our Acting Chief Financial Officer at a rate of $60 per hour. Effective January 1, 2005, we entered into an employment agreement with Mr. Comer, under which Mr. Comer agreed to become an employee and to continue to serve as our full-time Acting Chief Financial Officer at a rate of $60 per hour. Effective April 1, 2005, the date on which Mark J. Rosenblum joined us as Chief Financial Officer, Mr. Comer's employment with as our Acting Chief Financial Officer was mutually terminated. On April 6, 2005, Mr. Comer joined the Board of Directors and became the Chairman of the Audit Committee. Accordingly, due to Mr. Comer's prior employment during the past three years, he is not considered independent under applicable NASD rules.

         Mr. Comer presently does not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company, other than regular benefits that all other non-management directors of the Company receive, and he is not an affiliate. Accordingly, Mr. Comer is considered independent under Rule 10A-3(b)(1)(ii) under the Exchange Act. The Board of Directors determined that Mr. Comer's membership on the Audit Committee is in the best interests of the company and its stockholders because the Board believes that the Audit Committee should have at least one audit committee financial expert (within the meaning of the SEC rules) as a member, and Mr. Comer is presently the only member of the Board of Directors with prior education and experience as a public accountant, auditor and principal financial officer sufficient to qualify him as such.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of April 25, 2006 (except as noted) regarding the beneficial ownership of our common stock by:

     o each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock;

     o   each of our directors and nominees for director;

     o   each of our Named Executive Officers; and

     o   all our directors and executive officers as a group.

         The number of shares owned and percentage ownership in the following table is based on 14,014,692 shares of common stock outstanding on April 25, 2006. Except as otherwise indicated below, the address of each officer, director and 5% stockholder listed below is c/o HemoBioTech, Inc., 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254.

         We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 20, 2006. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                              BENEFICIAL OWNERSHIP
                                                                  --------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                NUMBER OF SHARES        PERCENT OF TOTAL
----------------------------------------------------------------- ---------------------  ---------------------
5% STOCKHOLDERS:

Nino Partners, LLC                                                2,851,047 (1)                          20.3%
15889 Preston Road, Ste. 2006
Dallas, Texas 75248

Russell Cleveland                                                 2,274,808 (2)                          16.2%
c/o Renn Capital Group, Inc.
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Renn Capital Group, Inc.                                          2,274,808 (2)                          16.2%
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Renaissance US Growth Investment Trust PLC                        1,137,404 (2)                           8.1%
c/o Renn Capital Group, Inc.
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

BFS US Special Opportunities Trust PLC                            1,137,404 (2)                           8.1%
c/o Renn Capital Group, Inc.
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Renaissance Capital Growth & Income Fund III, Inc.                1,137,405 (3)                           8.1%
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

                                                                              BENEFICIAL OWNERSHIP
                                                                  --------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                NUMBER OF SHARES        PERCENT OF TOTAL
----------------------------------------------------------------- ---------------------  ---------------------
Texas Tech University System                                      814,585 (4)                             5.8%
3601 4th Street, BA 112
Lubbock, Texas  79430-6206

Meyers Associates, LP                                             2,932,528 (5)                          20.9%
45 Broadway, 2nd Floor
New York, New  York 10006

Bruce Meyers                                                      2,491,348 (6)                          17.8%
45 Broadway, 2nd FLoor
New York, New  York 10006

MANAGEMENT:

Arthur P. Bollon, Ph.D.                                           1,755,859 (7)                          12.1%

Ghassan Nino, CPA, CMA                                            4,169,383 (8)                          30.0%

Mark J. Rosenblum, CPA                                            37,417 (9)                                *

Mario Feola, M.D.                                                 220,609 (10)                            1.6%

Walter Haeussler, J.D.                                            33,108  (11)                              *

Robert Baron                                                      79,254 (12)                               *

Bernhard Mittemeyer, M.D.                                         50,257 (13)                               *

Robert Comer, CPA, MBA                                            25,000 (14)                               *

Jan Simoni, Ph.D., DVM                                            135,764 (15)                            1.0%

All Directors, Nominees and Executive Officers as a group         6,289,428 (16)                         41.6%
(9 persons)

------------------

*        Represents less than 1% of the outstanding shares of our common stock.

(1) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners on February 15, 2006. The Schedule 13G was filed on behalf of Ghassan Nino, the Vice Chairman of our Board of Directors, Nino Partners, LLC, a Texas limited liability company ("Nino Partners"). Mr. Nino is the Managing Member of Nino Partners and, as such, has sole voting and dispositive power with respect to the 2,851,047 shares of common stock owned of record by Nino Partners.

(2) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners on February 14, 2006. The Schedule 13G was filed on behalf of BFS US Special Opportunities Trust PLC ("BFS"), Renaissance US Growth Investment Trust PLC ("R US"), RENN Capital Group, Inc. ("Renn") and Russell Cleveland. Renn is the investment adviser to BFS and the investment manager to R US. Mr. Cleveland is the President and Chief Executive Officer of Renn. As of February 14, 2006, each of BFS and R US was the owner of record and beneficial owner of 1,137,404 shares of common stock. Each of BFS and R US share voting and dispositive power over their respective shares with Renn. Mr. Cleveland may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Renn.

(3) The indicated ownership is based solely on a Schedule 13G filed with the SEC by Renaissance Capital Growth & Income Fund III, Inc. ("R Growth") on February 13, 2006. R Growth has sole voting and dispositive power over 1,137,405 shares of common stock.

(4) Under the terms of the license agreement with Texas Tech, in lieu of receiving royalty payments under the license agreement, we agreed to issue to Texas Tech a payment equal to 5% of our then-authorized capital stock, subject to anti-dilution protection until such time as our had expended $15.0 million in capital on researching, developing, testing and commercializing HemoTech. On May 2004, TTU agreed to waive its anti-dilution protection in exchange of 135,765 shares of common stock. The Chancellor of Texas Tech, has sole voting and dispositive power with respect the shares of our common stock owned by Texas Tech.

(5) The number of shares of common stock that Meyers Associates could be deemed to beneficially own includes: (a) 537,500 shares of our common stock, issued to Meyers Associates in connection with our October 2004 private placement; (b) a warrant to purchase 787,960 shares of our common stock at an exercise price of $0.90 per share ; (c) a warrant to purchase 690,888 shares of our common stock issued to Bruce Meyers, Meyers Associates' President , at an exercise price of $0.90 per share which were issued to Mr. Meyers on the consummation of our October, 2004 private placement; (d) 475,000 shares of common stock issued to Mr. Bruce Meyers, President of Meyers Associates, as a part of our October, 2004 private placement; (e) a warrant to purchase 441,180 warrants to Imtiaz Khan, Meyers Associates' Vice President at an exercise price of $.90 per share.

(6) The number of shares of common stock that Bruce Meyers, President of Meyers Associates, could be deemed to beneficially own includes: (a) 475,000 shares of common stock allocated to Mr. Meyers by Meyers Associates out of the 1,500,000 shares of common stock that were issued to Meyers Associates in connection with our October 2004 private placement ; (b) 532,500 shares of our common stock, issued to Meyers Associates in connection with our October , 2004 private placement; (c) a warrant to purchase an aggregate of 690,888 shares of our common stock at an exercise price of $.90 per share , allocated to Mr. Meyers by Meyers Associates out of the 2,383, 372 warrants that we issued to Meyers Associates in connection with our October, 2004 private placement; and (d) warrants to purchase 787,960 shares of our common stock at an exercise price of $.90 per share issued to Meyers Associates in connection with our October, 2004 private placement. As President of Meyers Associates, Mr. Meyers has voting and dispositive power with respect to the shares of our common stock owned by Meyers Associates and issuable on exercise by Meyers Associates of the foregoing warrants.

(7) Dr. Bollon is the Chairman of the Board, President and Chief Executive Officer. The number of shares of common stock that Dr. Bollon may be deemed to beneficially own includes: (a) 860,502 shares of common stock owned of record by Dr. Bollon; (b) 217,223 shares of common stock owned of record by Biogress LLC ("Biogress"), of which Dr. Bollon is a principal member and founding partner and has 50% voting and dispositive power; (c) options to purchase 561,134 shares of common stock granted on October 31, 2003, directly beneficially owned by Dr. Bollon at $0.20 per share, which vest within 60 days from April 20, 2006; and (d) an aggregate of 117,000 shares of our common stock owned of record by various relatives of Dr. Bollon. The number of shares of common stock that Dr. Bollon could be deemed to beneficially own does not include options to purchase an additional 90,534 shares of our common stock at an exercise price of $.20 per share, which will vest after June 30, 2006 in monthly increments of 9,050 options on the completion of each month of service by Dr. Bollon. Dr. Bollon's options will expire on October 31, 2008. Dr. Bollon disclaims beneficial ownership of all shares owned of record by each of his relatives listed above, and such shares will be subject to the same rights and restrictions as those shares of common stock beneficially owned by Dr. Bollon.

(8) Ghassan Nino is the founder and Vice-Chairman of the Board. The number of shares of common stock that Mr. Nino may be deemed to beneficially owned includes: (a) 217,223 shares of common stock owned of record by Biogress, of which Mr. Nino is a principal member and founding partner and has 50% voting and dispositive power; (b) 2,851,047 shares of common stock owned of record by Nino Partners, of which Mr. Nino is Managing Member; (c) 1,086,113 shares of common stock owned of record by Mr. Nino; (d) options to purchase 2,500 shares of common stock, granted to Mr. Nino on December 29, 2004, at an exercise price of $.94 per share (which were fully vested and immediately exercisable on issuance and expire on December 29, 2009; (e) options to purchase 2,500 shares of common stock granted to Mr. Nino on March 31, 2005, at an exercise price of $.94 per share (which were fully vested and immediately exercisable on grant and expire on March 1, 2010; and (f) options to purchase 2,500 shares of common stock granted to Mr. Nino on June 30, 2005, at an exercise price of $.94 per share (which were fully vested and immediately exercisable on grant and expire on June 30,2010;(g) options to purchase 2,500 shares of common stock, granted to Mr. Nino on September 30, 2005, at an exercise price of $1.17 per share (which were fully vested and immediately exercisable on grant and expire on September 30, 2010;(g) options to purchase 2,500 shares of common stock, granted to Mr. Nino on December 31, 2005, at an exercise price of $2.37 per share (which were fully vested and immediately exercisable on grant and expire on December 31,2010); (h) options to purchase 2,500 shares of common stock, granted to Mr. Nino on March 31, 2006, at an exercise price of $2.42 per share (which were fully vested and immediately exercisable on grant and expire on March 31,2011.

(9) Mr. Rosenblum is our Chief Financial Officer and Secretary. The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own includes: (a) options to purchase 21,876 shares of common stock granted to Mr. Rosenblum on April 1, 2005 at an exercise price of $.85 per share (which are immediately exercisable or are exercisable within 60 days of April 20, 2006); (b) Mr. Rosenblum purchased 2,000 shares of common stock on November 21, 2005, at a price of $1.50 per share; (c) options to purchase 25,000 shares of common stock granted to Mr. Rosenblum on March 31, 2006 at an exercise price of $2.20 per share of which 12,500 options are immediately exercisable on the date of the grant and the remaining 12,500 option will vest in equal monthly increments of 347 options on the completion of each month of service. These options will expire on March 31, 2016. The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own does not include options to purchase 53,124 shares of our common stock granted to Mr. Rosenblum on April 1, 2005 at an exercise price of $.85 per share, which will vest after June 30, 2006 in equal monthly increments of 1,563 options on the completion of each month of service by Mr. Rosenblum, and expire on April 1, 2015.

(10) Dr. Feola is our Chief Medical Officer. The number of shares of common stock that Dr. Feola may be deemed to beneficially own includes options to purchase 220,609 shares of common stock granted to Dr. Feola on December 15, 2003 (which are immediately exercisable or are exercisable within 60 days of April 20, 2006). The number of shares of common stock beneficially owned by Dr. Feola does not include options to purchase 50,919 shares of common stock, which will vest after June 30, 2006 in equal monthly increments of 2,828 options on the completion of each month of service by Dr. Feola. The exercise price of all of Dr. Feola's options is $.18 per share. The options will expire on December 14, 2013.

(11) Walter Haeussler is a director. The number of shares of common stock Mr. Haeussler may be deemed to beneficially own includes: (a) options to purchase 18,108 shares of common stock granted to Mr. Haeussler on October 31, 2003, (which are immediately exercisable or are exercisable within 60 days of April 20, 2006,) at an exercise price of $.18 per share, which expire on October 31, 2013; (b) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on December 31, 2004, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on December 29, 2014); (c) options to purchase 2,500 shares of common stock granted to Mr. Haeussler on March 31, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2015); and (d) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on June 30, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30, 2015); (e) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30, 2015;(g) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31, 2015); (h) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31,2016.The number of shares of common stock beneficially owned by Mr. Haeussler does not include options to purchase 9,044 shares of common stock, granted to Mr. Haeussler on October 31, 2003, which will vest after June 30, 2006 in equal monthly increments of 566 options on the completion of each month of service by Mr. Haeussler.

(12) Robert Baron is a director. The number of shares of common stock Mr. Baron may be deemed to beneficially own includes: (a) 34,254 shares of common stock underlying the unit purchased by Mr. Baron in the October 2004 private placement (of which 8,824 shares were issued on October 27, 2004, 17,647 shares of which may be issued on exercise of the warrant underlying such unit, and 7,783 shares issued on conversion of the note underlying such unit); (b) Mr. Baron has purchased 15,000 shares of common stock on the market at the prices ranging from $1.55 to $1.95 per share; (c) options to purchase 15,000 shares of common stock granted to Mr. Baron on November 11, 2004, at an exercise price of $.85 per share (which were fully vested and exercisable immediately on grant and expire on November 11, 2014); (d) options to purchase 2,500 shares of common stock, granted to Mr. Baron on December 29, 2004, at an exercise price of $.85 per share (which were fully vested and exercisable immediately on grant and expire on December 29, 2014); (e) options to purchase 2,500 shares of common stock, granted to Mr. Baron on March 31, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2015); and (f) options to purchase 2,500 shares of common stock, granted to Mr. Baron on June 30, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30, 2015); (g) options to purchase 2,500 shares of common stock, granted to Mr. Baron on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30,2015; (h) options to purchase 2,500 shares of common stock, granted to Mr. Baron on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31,2015); (i) options to purchase 2,500 shares of common stock, granted to Mr. Baron on March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2016.

(13) Bernhard Mittemeyer is a director. The number of shares of common stock Dr. Mittemeyer may be deemed to beneficially own includes: (a) options to purchase 18,108 shares of common stock granted to Dr. Mittemeyer on October 31, 2003 (which are immediately exercisable or are exercisable within 60 days of April 20, 2006) at an exercise price of $.18 per share, which expire on October 31, 2013; (b) options to purchase 15,000 shares of common stock, granted to Dr. Mittemeyer on December 10, 2004, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on December 10, 2014); (c) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on December 29, 2004, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on December 29, 2014; (d) options to purchase 2,500 shares of common stock granted to Dr. Mittemeyer on March 31, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2015); and (e) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on June 30, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30,2015); (f) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30,2015); (g) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31,2015); (h) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31,2016); (i) an option to purchases 2,149 shares of common stock granted to Dr. Mittemeyer on November 04, 2004 at an exercise price of $0.85 per share, which (which are immediately exercisable or are exercisable within 60 days of April 20, 2006) at an exercise price of $.85 per share, which expire on November 04, 2014.The number of shares of common stock beneficially owned by Dr. Mittemeyer does not include: (a) options to purchase 9,044 shares of common stock, granted to Dr. Mittemeyer on October 31, 2003 which will vest after June 30, 2006 in equal monthly increments of 566 options on the completion of each month of service by Dr. Mittemeyer. The exercise price of this option is $.18 per share; (b) options to purchase 3281 shares of common stock, granted to Dr. Mittemeyer on November 04, 2004 which will vest after June 30, 2006 in equal monthly increments of 113 options on the completion of each month of service by Dr. Mittemeyer.

 (14) Mr. Comer is a director. The number of shares of common stock that Mr. Comer may be deemed to beneficially own includes: (a) options to purchase 15,000 shares of common stock granted to Mr. Comer on April 6, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on April 6, 2015); and
         (b) options to purchase 2,500 shares of common stock, granted to Mr. Comer on June 30, 2005, at an exercise price of $0.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30, 2015); (c) options to purchase 2,500 shares of common stock, granted to Mr. Comer on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30,2015); (d) options to purchase 2,500 shares of common stock, granted to Mr. Comer on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31,2015); (e) options to purchase 2,500 shares of common stock, granted to Mr. Comer on

         March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2016.

(15) Dr. Simoni is our Acting Vice President and Principal Investigator of Research and Development since November, 2002. On July 13, 2005, the company entered into an Advisory agreement with Dr. Simoni. The agreement provides for non-qualified stock options to purchase 271,528 shares of common stock. The number of shares of common stock that Dr. Simoni may be deemed to beneficially own includes options to purchase 135,764 shares of common stock (which are immediately exercisable or are exercisable within 60 days of April 20, 2006). Of the remaining 135,764 options, 33,941 options will vest on July 13, 2006. The remaining 101,823 options will vest in equal monthly increments of 2828 options on the completion of each month of service by Dr. Simoni. The exercise price of all of Dr. Simoni's options is $0.18 per share. The options will expire on July 13, 2015.

(16) For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VOTING AGREEMENT

         In order to induce Meyers Associates, L.P. to act as placement agent for our October 2004 private placement, Mr. Nino (Vice Chairman of the Board), Nino Partners and Biogress entered into a voting agreement dated as of July 15, 2004, under which Mr. Nino, Nino Partners and Biogress agreed to vote all of their respective shares in the same manner as the majority-in-interest of stockholders who are also our executive officers, and their successors, expressly including Dr. Bollon, on all matters submitted to a vote of our stockholders. The voting agreement expires on October 27, 2006.

STOCKHOLDERS AGREEMENT

         On October 31, 2003, we entered into a stockholders' agreement with each of Texas Tech, Dr. Bollon (the Chairman of the Board, President and Chief Executive Officer), Mr. Nino, Biogress and Nino Partners, under which we granted to each of such stockholders a right of first offer with respect to all future sales of any shares of our common stock or our convertible securities. Each of these stockholders waived their right of first offer with respect to our October 2004 private placement. In addition, we granted each such stockholder "piggyback registration rights" in connection with any proposed registration of shares of our common stock (other than in an initial public offering).

FOUNDER'S STOCK PURCHASE AGREEMENTS

         Between February 4, 2002 and October 31, 2003, our Texas predecessor-in-interest, HemoBioTech, issued an aggregate of 6,896,818 shares of its common stock in exchange for the services of each of the following individuals as follows:

                  o 217,223 shares of common stock, having an aggregate estimated fair value of approximately $1,000, were issued to Biogress, LLC, an affiliate of Dr. Bollon and Mr. Nino. These shares were issued in partial payment of the interim business and strategic planning, financial planning, e-mail management and maintenance support and organizational support services rendered to us in accordance with our Master Services Agreement with Biogress, under which Biogress also received a fixed fee of $20,000 per month in partial payment of these services. The aggregate value of Biogress' services to us was $181,000, approximately $1,000 of which was paid by the issuance of 217,223 shares of common stock and the $180,000 of which was evidenced a promissory note that we issued to Biogress, of which $75,000 was repaid out of the proceeds of our October 2004 private placement and the remainder of which was forgiven by Biogress as of July 1, 2004. Dr. Bollon, our Chairman of the Board, President and Chief Executive Officer, and Mr. Nino, our Vice Chairman of the Board, are the sole owners of Biogress. For more details about the compensation paid to Biogress, please see "Master Services Agreement with Biogress" below.

                  o 977,502 shares of common stock, having an aggregate estimated fair value of approximately $2,000, were issued to Dr. Bollon in April, 2003, in partial payment of services he rendered to us in connection with management, organization, and development services that he rendered to us under his employment agreement, under which Dr. Bollon was also entitled receive a base salary and certain options.

                  o 217,223 shares of common stock, having an aggregate estimated fair value of approximately $1,000, were issued to Ascend Mobility, an affiliate of Mr. Nino. These shares were issued in partial payment of operation, organization support, web site development, web hosting and e-mail and monthly technical support services rendered to us in accordance with our Master Services Agreement with Ascend Mobility, under which Ascend Mobility also received a fixed fee of $150,000 in partial payment of these services. The aggregate value of Ascend Mobility's services to us was $175,000, of which $1,000 was paid by the issuance of 217,223 shares of common stock and $174,000 of which was evidenced by a promissory note that we issued to Ascend Mobility, which was paid in full out of the proceeds of our October 2004 private placement. Mr. Nino, our Vice Chairman of the Board, is the Founder of Ascend Mobility. For more details about the compensation paid to Ascend Mobility, please see "Master Services Agreement with Ascend Mobility" below.

                  o 1,086,113 shares of common stock, having an aggregate estimated fair value of approximately $2,000, were issued to Mr. Nino for services that he rendered to us as our former President and Chief Executive Officer under his previous employment agreement, under which Mr. Nino was also entitled to receive a base salary. The aggregate value of Mr. Nino's services to us was approximately $125,000, approximately $2,000 of which was paid by the issuance of 1,086,113 shares of common stock and the remainder of which was evidenced by a promissory note that we issued to Mr. Nino in the principal amount of $150,000. On July 15, 2004, Mr. Nino forgave repayment of this entire note.

                  o 2,715,280 shares of common stock, having an aggregate estimated fair value of approximately $5,000, were issued to Nino Partners, an affiliate of Mr. Nino, for business plan development services rendered to us. These services were valued at approximately $5,000. Mr. Nino, our Vice Chairman, is the Managing Member of Nino Partners.

                  o 651,669 shares of common stock, having an aggregate estimated fair value of approximately $1,250, were issued to Evline Nino, the mother of Mr. Nino, our Vice Chairman, for administrative services rendered in connection with the development and preparation of our predecessor-in-interest's business plan. These services were valued at approximately $1,250.

                  o 217,224 shares of common stock, having an aggregate estimated fair value of approximately $400, were issued to Munir Nino, the brother of Mr. Nino, our Vice Chairman, for administrative and valuation services rendered in connection with the development and preparation of our predecessor-in-interest's business plan. These services were valued at approximately $400.

                  o 135,765 shares of common stock, having an aggregate estimated fair value of approximately $250, were issued to Marlin Nino, the sister of Mr. Nino, our Vice Chairman, for business consulting services rendered to us in connection with the development and preparation of our predecessor-in- interest's business plan. These services were valued at approximately $250.

                  o 678,820 shares of common stock, having an aggregate estimated fair value of approximately $1,000, were issued to Texas Tech, our exclusive licensor, and we agreed to fund $1.2 million to Texas Tech over a four-year period, following the receipt of FDA approval of HemoTech, if ever, to support efforts to develop and commercialize other Texas Tech technologies, in order to induce Texas Tech to enter into the license agreement and in lieu of any royalty payments, license fees or sublicensing fees thereunder.

         On October 31, 2003, Ascend, Evline Nino, Munir Nino and Marlin Nino transferred their respective shares to Nino Partners. On October 31, 2003, we entered into separate founder's stock purchase agreements with each of Texas Tech, Dr. Bollon, Mr. Nino, Biogress and Nino Partners, under which we issued an aggregate of 6,896,818 shares of our common stock in exchange for the 6,896,818 shares of common stock of HemoBioTech, our Texas predecessor-in-interest, held by Texas Tech, Dr. Bollon, Mr. Nino, Nino Partners and Biogress. Under these founder's stock purchase agreements, such stockholders granted to us a right of first refusal with respect to the proposed sale by any such stockholder of any shares of our common stock held by such stockholders. Such right of first refusal terminates on the first sale of our common stock under an effective registration statement. In addition, each of these stockholders agreed that, in connection with any registration of our securities in which their shares are included for resale, it would not sell or otherwise dispose of its shares of our common stock for a period of up to 180 days following the effective date of registration, if so requested by us or by any underwriter involved in such registration.

PLACEMENT AGENT NOTE

         Prior to the commencement of our October 2004 private placement, Meyers Associates, L.P., the placement agent in connection with our October 2004 private placement, issued to us a promissory note in the principal amount of $30,000 in exchange for our issuance to Meyers Associates of 3,000,000 shares of our common stock, which number of shares was equal to 30% of our capitalization immediately prior to the completion of our October 2004 private placement. We agreed to sell shares to Meyers Associates in exchange for the promissory note in order to induce Meyers Associates to serve as our placement agent in our October 2004 private placement and in certain possible future offerings.

         In accordance with the terms of the promissory note, such 3,000,000 shares will vest and be issued to Meyers Associates as follows: (A) 1,500,000 of such shares, or 50%, have vested and have been issued to Meyers Associates, and $15,000 principal amount of the promissory note, plus accrued interest thereon, has been paid as part of the private placement on October 13, 2004; however, Meyers Associates allocated 900,000 of these shares to itself, 375,000 of these shares to Bruce Meyers, Meyers Associates' President, 225,000 of these shares to Imtiaz Khan, Meyers Associates' Vice President). In a letter dated February 6, 2006, Meyers Associates further allocated its 900,000 shares as follows: (i) 537,500 to itself; (ii) 100,000 to Bruce Meyers, Meyers Associates President;
(iii) 100,000 to Imtiaz Khan, Meyers Associates Vice President; (iv) 162,500 to individuals not affliliated with Meyers Associates; (B) an additional 500,000 shares, or 16.6%, will vest and be issued to Meyers Associates on our completion of a financing transaction in which Myers Associates represents us on or before May 13, 2006, resulting in gross proceeds to us of not less than $2,000,000, at which time an additional $5,000 principal amount of the promissory note, plus any accrued but unpaid interest thereon, will become due and payable as a result; and (C) an additional 1,000,000 shares, or 33.3%, will vest on our completion of a separate financing transaction in which Myers Associates represents us on or before May 13, 2006, resulting in gross proceeds to us of not less than $6,000,000, at which time an additional $10,000 principal amount of the promissory note, plus any accrued but unpaid interest thereon, will become due and payable as a result.

         The promissory note bears interest at a rate of 4% per annum and is payable in accordance with the schedule described above, but in no event later than May 13, 2006. $15,000 of the above-mentioned note was paid at the time of the Private Placement. In the event of a default under the promissory note that is not cured within the applicable cure period and in the event Meyers Associates fails to complete any financing referred to in clauses (B) and (C) in the immediately preceding paragraph within the time period set forth above, then in each such case the shares of our common stock that would otherwise have vested in Meyers Associates had such default or failure not occurred will immediately be forfeited and the principal amount of the promissory note will be reduced in an amount corresponding to the value of such shares. In the event we fail to give Meyers Associates the opportunity to exercise a required right of first refusal with respect to any future offering, the shares of our common stock that would otherwise have vested on consummation of such future offering will vest immediately in accordance with schedule described above on payment by Meyers Associates of the outstanding principal and any accrued but unpaid interest on the promissory note corresponding to such shares. In the event Meyers Associates is given the opportunity to exercise the right of first refusal with respect to any future offering but fails to exercise such right, then the shares of our common stock that would otherwise have vested on consummation of such future offering will be forfeited immediately and the then-outstanding principal balance of the promissory note corresponding to such shares, together with any accrued but unpaid interest thereon, will be cancelled immediately.

ISSUANCE OF WARRANT TO MEYERS ASSOCIATES.

         In connection with our October 2004 private placement, we also issued to Meyers Associates a warrant to purchase up to an aggregate of 2,382,372 shares of our common stock at an exercise price of $0.90 per share, which we issued to Meyers Associates on the consummation of our October 2004 private placement in partial payment of placement agent services rendered to us in connection with our October 2004 private placement. According to a letter from Meyers Associates, dated December 27, 2004, but not received by us until after January 18, 2005, and a letter dated February 2005, however, Meyers Associates allocated these warrants to certain parties for consulting, assisting or selling the October 2004 Private Placement. During December 2005, Meyers Associates further allocated its warrants. As of April 20, 2006, this warrant information is as follows:

                  o 787,960 of these warrants to itself. As the President of Meyers Associates, Bruce Meyers holds the voting and dispositive power with respect to the shares of our common stock owned by Meyers Associates;

                  o 690,888 of these warrants to Mr. Meyers, Meyers Associates' President;

                  o 441,180 of these warrants to Imtiaz Khan, Meyers Associates' Vice President;

                  o 44,118 warrants to Dr. Lawrence Helson, one of our consultants and a consultant to Meyers Associates during our October 2004 private placement;

                  o 19,411 warrants to Michael Hamblett, an affiliate of Starboard Capital Markets, LLC, a registered broker-dealer and member of the selling group that assisted Meyers Associates in our October 2004 private placement;

                  o 97,059 warrants to Max Communications, Inc., a member of the selling group that assisted Meyers Associates in our October 2004 private placement. As the President of Max Communications, Inc., Richard Molinsky holds the voting and dispositive power with respect to the shares of our common stock issuable to Max Communications on exercise of these warrants;

                  o 8,824 warrants to Starboard Capital Markets, LLC, a registered broker-dealer and member of the selling group that assisted Meyers Associates in our October 2004 private placement. As the Managing Director of Starboard Capital, James Dotzam holds the voting and dispositive power with respect to the shares of our common stock issuable to Starboard Capital on exercise of these warrants; and

                  o the remainder to certain other officers, employees and affiliates of Meyers Associates, all of whom are individuals.

FORFEITURE OF COMMON STOCK

         Under a forfeiture agreement, dated as of July 15, 2004, by and between us and Nino Partners, Nino Partners, of which Mr. Nino, one of our founders and our current Vice Chairman of the Board, is Managing

Member, irrevocably forfeited 1,086,113 shares of our common stock which it owned. Such forfeited shares were cancelled, deposited into our treasury account and have been re-allocated as part of our authorized but unissued shares of common stock. Nino Partners agreed to enter into the forfeiture agreement in order to induce Meyers Associates to serve as placement agent in connection with our October 2004 private placement.

MASTER SERVICE AGREEMENT WITH ASCEND MOBILITY, INC.

         On January 30, 2002, we entered into a master service agreement with Ascend Mobility, Inc., under which Ascend agreed to provide certain management, technology, organization, financial and strategic growth consulting services to us in exchange for a fee of $150,000 and the issuance of 217,223 shares of our common stock, having an aggregate estimated fair value of approximately $1,000. Ascend is an affiliate of Ghassan Nino, our Vice Chairman of the Board. Under the terms of the master services agreement, Ascend agreed not to use or disclose any of our confidential information at any time. On October 31, 2003, Ascend contributed its 217,223 shares of our common stock, together with a related resale obligation, to its affiliate, Nino Partners, of which Ghassan Nino is the manager and principal member. This call right entitles us to repurchase from Nino Partners up to 108,611 shares of our common stock held by Nino Partners at a repurchase price of $2.20 per share at such time as we complete an equity financing having gross proceeds to us of at least $8.0 million, if ever. We irrevocably waived our call right in connection with our October 2004 private placement and all future offerings consummated by us.

         On April 8, 2003, the parties entered into an amended master service agreement, under which Ascend agreed to provide certain web site development and hosting and e-mail maintenance and monthly technical support in exchange for a fixed fee of $2,000 per month for an initial period of one year (subject to automatic renewals unless terminated by either party on at least 30 days' prior written notice), commencing as of April 8, 2003. The parties terminated the original master service agreement as of October 1, 2003. On October 31, 2003, we issued to Ascend a 5% subordinated convertible promissory note in the principal amount of $174,000 evidencing our obligation to pay such fees. The convertible promissory note was initially due and payable on December 31, 2003, but the maturity date of such note was extended to the consummation of the first $2,500,000 of our October 2004 private placement, under an extension and repayment agreement, dated as of July 15, 2004. We repaid this note in full out of the proceeds of our October 2004 private placement. On July 15, 2004, we terminated the master service agreement with Ascend.

MASTER SERVICE AGREEMENT WITH BIOGRESS, LLC

         On April 14, 2003, we entered into a master service agreement with Biogress, LLC, under which Biogress agreed to provide certain management, technology, organization, financial and strategic growth consulting services to us in exchange for a fixed fee of $20,000 per month and 217,223 shares of our common stock, having an aggregate estimated fair value of approximately $1,000. Ghassan Nino and Arthur Bollon are the sole equity owners of Biogress. Under the terms of the master services agreement, Biogress agreed not to use or disclose any of our confidential information at any time. These shares were subject to a call right which entitles us to repurchase from Biogress up to 108,611 shares of our common stock held by Biogress at a repurchase price of $2.20 per share at such time as we complete an equity financing having gross proceeds to us of at least $8.0 million, if ever. This call right expired on December 31, 2004.

         On October 1, 2003, the parties entered into an amended master service agreement, under which Biogress agreed to provide certain web site development and hosting and e-mail maintenance and monthly technical support in exchange for a fixed fee of $60,000 per year for an initial period of two years (subject to automatic renewals unless terminated by either party on at least 90 days' prior written notice), commencing as of October 1, 2003. On October 31, 2003, we issued to Biogress a 5% subordinated convertible promissory note in the principal amount of $180,000 evidencing our obligation to pay such fees. The convertible promissory note was initially due and payable on December 31, 2003, but the maturity date of such note was extended to the consummation of our October 2004 private placement, under an extension and forbearance agreement, dated as of July 15, 2004. Biogress may from time to time, in its sole discretion, convert all or a portion of its note into shares of our capital stock of the same class or series issued by us in an equity financing in which we sell and issues shares of preferred stock and obtain aggregate proceeds of at least $1.0 million.

         We repaid $75,000 of the convertible promissory note issued out of the proceeds of our October 2004 private placement, under the terms of the extension and forbearance agreement, Biogress agreed to forgive and forbear the remaining $105,000 of the convertible promissory note we issued to Biogress and all accrued but unpaid interest on the note. On July 15, 2004, we terminated the master service agreement with Biogress.

         We believe the terms of each of the agreements listed above in this "Certain Relationships and Related Transactions" section were on terms as favorable as could have been obtained from unrelated third parties.

INDEMNIFICATION AGREEMENTS

         We have entered into indemnification agreements with each of Mr. Nino, Dr. Bollon, Mr. Haeussler, Mr. Baron, Dr. Mittemeyer, Mr. Rosenblum and Mr. Comer under which we have agreed to indemnify each of such individuals from and against all claims that may be brought against them as a result of their position as a member of our Board of Directors.

                              SELLING STOCKHOLDERS

         All of the offered shares are to be offered and sold by our existing security holders. The selling stockholders acquired their shares in our October 2004 private placement. The shares of common stock to be offered by the selling stockholders include (i) 6,005,096 shares of common stock currently issued and outstanding, and (ii) 3,060,319 shares of our common stock issuable on the exercise of warrants granted at an exercise price of $1.06 per share.

         In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

BENEFICIAL OWNERSHIP OF SELLING STOCKHOLDERS

The table that follows sets forth:

         o   the name of the selling stockholders;

         o certain beneficial ownership information with respect to the selling stockholders, as of April 25, 2006;

         o the number of shares that may be sold from time to time by each selling stockholder under this prospectus; and

         o the amount (and, if one percent or more, the percentage) of common shares to be owned by each selling stockholder if all offered shares are sold.

         Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable on the exercise of outstanding options, warrants or other purchase or conversion rights, to the extent exercisable within 60 days of the date of this table, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding common shares.

         In the event we consummate an initial public offering of our common stock prior to the effective date of this registration statement, each of the selling stockholders has agreed that, if requested by the underwriter in such initial public offering, it will not sell any of the common shares beneficially owned by such selling stockholder for a period of nine months following the consummation of such initial public offering.

                                                                                                NUMBER OF SHARES
                                                 NUMBER OF SHARES                               BENEFICIALLY OWNED
                                                BENEFICIALLY OWNED                            AFTER THIS OFFERING(4)
                                              PRIOR TO THIS OFFERING    SHARES REGISTERED    NUMBER OF
NAME                                                  (1)(2)           IN THIS OFFERING (3)   SHARES      PERCENT(4)
--------------------------------------------  ----------------------   --------------------  ---------   -----------
Avery, Mark                                           52,617                  52,617             0            0
Baron, Robert (5)                                     79,254                  79,254             0            0
Beck, Philip                                          90,528                  90,528             0            0
Boatwright, Mody and Frances
as tenants by the entirety                            20,602                  20,602             0            0
Caviston, Gerard                                      23,530                  23,530             0            0
Chernow, Robert                                      176,472                 176,472             0            0
Convey, Christopher                                   53,467                  53,467             0            0
Cote, Joseph Rheal                                    55,910                  55,910             0            0
Cullen, Patrick and Kenny, Pat
as tenants in common                                 210,152                 210,152             0            0
Fellows, Bruce                                        50,952                  50,952             0            0
Ferguson, R. Briggs                                   29,412                  29,412             0            0
Freedman, Marc                                       159,852                 159,852             0            0
Frost National Bank, The, f/b/o
Renaissance Capital Growth & Income
Fund III, Inc., Trust No. W00740000 (6)            1,137,405               1,137,405             0            0
Frost National Bank, The f/b/o
Renaissance US Growth Investment Trust PLC,
Trust No. W00740100 (7)                            1,137,404               1,137,404             0            0
Frost National Bank, The f/b/o BFS US
Special Opportunities Trust PLC,
Trust No. WS00118000 (8)                           1,137,404               1,137,404             0            0
Ghafoor, Mohammad Sharif                              44,118                  44,118             0            0
Gimbel, John and Georgiana
as tenants by the entirety                           218,642                 218,642             0            0
Gregoretti, Gordon                                     9,412                   9,412             0            0
Griffin, Randall Security Trust Co.,
as Trustee f/b/o Corporate Office
Properties Trust, Executive Deferred
Compensation Plan Account of (9)                      88,236                  88,236             0            0
Hamblett, Michael(10)                                 73,235                  53,824          19,411          *
Hanfling, Robert and Phyllis
as tenants by the entirety                            34,118                  34,118             0            0
Herwig, Terry L. Revocable Trust (11)                114,179                 114,179             0            0
Hews Associates LLC (12)                             223,642                 223,642             0            0
Hoting, Bruce and Kimberly                            59,890                  52,390           7,500          *
Hutton, Richard                                       44,118                  44,118             0            0
Jones, Jon Jason                                      68,507                  68,507             0            0
Jorgensen, Richard                                    42,384                  42,384             0            0
Krakirian, Alain H. Trust (13)                        29,412                  29,412             0            0
Landmark Realty Pension Plan (14)                     57,090                  57,090             0            0
Lane David                                            51,832                  51,832             0            0
Laybourne, Ned                                        88,236                  88,236             0            0
LeFevre, Paul                                         88,236                  88,236             0            0
Legge, Martin                                         96,821                  96,821             0            0
Maloney & Company LLC (15)                            30,318                  30,318             0            0
Masliansky, Abraham                                  223,642                 223,642             0            0
Miller, Jeffrey                                       25,792                  25,792             0            0
Mitchell, Andrew R.                                  117,648                 117,648             0            0
Molinsky, Richard                                     97,059                       -          97,059          *

                                                                                                NUMBER OF SHARES
                                                 NUMBER OF SHARES                               BENEFICIALLY OWNED
                                                BENEFICIALLY OWNED                            AFTER THIS OFFERING(4)
                                              PRIOR TO THIS OFFERING    SHARES REGISTERED    NUMBER OF
NAME                                                  (1)(2)           IN THIS OFFERING (3)   SHARES      PERCENT(4)
--------------------------------------------  ----------------------   --------------------  ---------   -----------
Moss, John                                            18,445                  18,445             0            0
Mudd, Donald                                         506,169                 506,169             0            0
Paine, Gordon                                        111,821                 111,821             0            0
Parbery, Allan                                        45,910                  45,910             0            0
Peckous, Larry                                        25,711                  25,711             0            0
Peebles, Marion III                                   44,118                  44,118             0            0
Penfold, Gerard                                       55,910                  55,910             0            0
Pensenstadler, Mr. and Mrs. Wayne
as tenants by the entirety                           223,642                 223,642             0            0
Primpas, Nicholas                                     55,910                  55,910             0            0
Read, Peter                                          105,234                 105,234             0            0
Rexrode, James                                        25,468                  25,468             0            0
Schriber, Alan                                        58,824                  58,824             0            0
Seguso, Robert                                       311,371                 211,371          100,000         *
Seitz, Craig and Donald
as tenants in common                                  51,085                  51,085             0            0
Smith, Kevin                                          58,824                  58,824             0            0
Stewart, Iain                                        207,125                 207,125             0            0
Stock, Christine and Mark
as tenants by the entirety                            52,617                  52,617             0            0
Stoler Family Trust (16)                             117,648                 117,648             0            0
Stone, Michael                                       317,108                 317,108             0            0
Strauss, Gary J.                                      44,118                  44,118             0            0
Summerfield, Mark                                    111,821                 111,821             0            0
Till, Martyn and Catherine
as tenants by the entirety                            57,090                  57,090             0            0
Torkan, Liza                                          60,824                  60,824             0            0
VanDenToorn, Rick                                    111,821                 111,821             0            0
Wilkins, Patrick                                      51,595                  51,595             0            0
Zagunis, Harold                                      117,648                 117,648             0            0
                                                   ---------               --------
Total                                              9,289,385               9,065,415          223,970         *

*        Represents less than 1% of outstanding shares.

(1) Beneficial ownership as of April 25, 2006 for the selling stockholders based on information provided by the selling stockholders or known to us.

(2)      The number of shares in this column includes:

         o 6,005,096 shares of our common stock currently issued and outstanding; and

         o up to 3,060,319 shares of our common stock issuable on exercise of outstanding warrants to purchase our common stock, which warrants were included as part of units sold in our October 2004 private placement;

(3) The total includes all of the shares described in footnote 2 above, minus 223,970 shares of our common stock representing placement agent shares and broker warrants issued to certain selling stockholders. Such 223,970 shares are not being registered hereby.

(4) Assumes the sale of all shares of common stock registered under this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(5)      Robert Baron serves as one of our directors.

(6) The Frost National Bank f/b/o/ Renaissance Capital Growth & Income Fund III, Inc., Trust No. W00740000 is a publicly traded Fund.

(7) The Frost National Bank f/b/o Renaissance U.S. Growth Investment Trust PLC, Trust No. W00740100 is a publicly traded Fund.

(8) The Frost National Bank f/b/o BFS U.S. Special opportunities Trust PLC, Trust No. WS00118000 is a publicly traded Fund.

(9) On March 11, 2005, we received a corrected subscription agreement and updated investor questionnaire from Security Trust Co., as trustee f/b/o Corporate Office Properties Trust, Executive Deferred Compensation Plan Account of Randall Griffin, correcting the name of the selling stockholder, which was previously Randall Griffin, individually.

(10) Michael Hamblett is an affiliate of Starboard Capital Markets, LLC, which is a registered broker-dealer and which served as a member of the selling group that assisted Meyers Associates in our October 2004 private placement. In connection with the allocation by Meyers Associates of its warrant to purchase 2,382,372 shares of our common stock, Mr. Hamblett received 19,411 of such warrants and Starboard Capital received 8,824 of such warrants.

(11) Terry L. Herwig is the Trustee of the Terry L. Herwig Revocable Trust and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Terry L. Herwig Revocable Trust.

(12) Michael L. Lazar and Ethan Lazar are the Managers of Hews Associates LLC, and together control the voting and dispositive power over the shares of our common stock beneficially owned by Hews Associates.

(13) Alain H. Krakirian is the Trustee of the Alain H. Krakirian Trust and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Alain H. Krakirian Trust.

(14) Raymond L. Anilionis is the sole beneficiary of the Landmark Realty Pension Plan and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Landmark Realty Pension Plan.

(15) Michael J. Maloney is the Managing Member of Maloney & Company, LLC, and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by Maloney & Company.

(16) Ira P. Stoler is the Trustee of the Stoler Family Trust and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Stoler Family Trust.

RELATIONSHIPS WITH SELLING STOCKHOLDERS

         Other than Robert Baron, who joined our Board in November 2004 as the Board designee of Meyers Associates, the placement agent in our October 2004 private placement, none of the selling stockholders has held any position or office in, or has had any material relationship with, our company or any of its predecessors or affiliates within the past three years.

BROKER-DEALERS

         None of the selling stockholders named herein is a broker-dealer. Except for the following individuals, none of the selling stockholders named herein is an affiliate of a broker-dealer:

     o Michael Hamblett is an affiliate of Starboard Capital Markets, LLC, a registered broker-dealer who served as a member of the selling group that assisted Meyers Associates in our October 2004 private placement. We have been advised by Mr. Hamblett that he purchased the shares of common stock beneficially owned by him in the ordinary course of business. We have also been advised by Mr. Hamblett that, at the time of the purchase of the shares to be resold by Mr. Hamblett, he had no agreement or understandings, directly or indirectly, with any person to distribute such shares.

     o SRG Capital is an affiliate of Gerber Asset Management LLC, a registered broker-dealer. In addition, several members of SRG Capital own a minority interest in XTF Capital LLC, a registered broker-dealer. We have been advised by SRG Capital that it purchased the shares of common stock beneficially owned by it in the ordinary course of business. We have also been advised by SRG Capital that, at the time of the purchase of the shares to be resold by SRG Capital, it had no agreement or understandings, directly or indirectly, with any person to distribute such shares.

                              PLAN OF DISTRIBUTION

DISTRIBUTION BY SELLING STOCKHOLDERS

         We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the donees, transferees or others who may later hold the selling stockholders' interests. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

         o a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

         o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

         o transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

         o   privately-negotiated transactions.

         In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

         For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

         The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

         At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

         In connection with distributions of the selling stockholders' shares, or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholders may also:

         o sell shares short and redeliver shares to close out short positions,

         o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

         o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

         We have advised the selling stockholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. The selling stockholders advised us that they did not have an open position in the common stock covered by this prospectus at the time of their response to our inquiry.

         In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

         The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

         The selling stockholders may offer all of the shares of our common stock for sale immediately. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

         We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders.

         We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. We estimate that these fees and expenses will total approximately $187,000. The selling stockholders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of their shares of common stock. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

         We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 55,000,000 shares of common stock, par value $.001 per share. As of April 25, 2006, there were issued and outstanding:

         o   14,014,692 shares of common stock;

         o stock options to purchase up to 1,573,415 shares of common stock at an average weighted per share price of $.34;

         o warrants to purchase up to 3,060,319 shares of common stock at an average per share price of $1.06; and

         The following summary of the material provisions of our common stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

         Each share of common stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the preferred stockholders, if any, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of common stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of our funds legally available for the payment of dividends. on any liquidation, dissolution or winding up of our company, holders of shares of common stock are entitled to receive pro rata all of our assets available for distribution to stockholders after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any. None of the stockholders have any preemptive rights to subscribe for or purchase any of our stock, warrants or other securities. Our common stock is not convertible or redeemable. Neither our certificate of incorporation nor our bylaws provide for pre-emptive rights.

WARRANTS

         Each warrant sold in our October 2004 private placement will entitle the holder thereof to purchase, during an exercise period commencing on the date of issuance and terminating five years after the effective date of a registration statement providing for the resale of the shares of common stock underlying the warrants, one share of common stock at an exercise price of $1.06, subject to adjustment. Commencing one year after the date on which a registration statement providing for the resale of the shares of common stock including the warrants is declared effective, each warrant may be redeemed by us, at our sole option, if at any time the average closing bid price of our common stock equals or exceeds $2.12 per share for a period of at least 20 consecutive trading days at a redemption price of $.001 per warrant.

REGISTRATION RIGHTS

         Under the terms of the placement agency agreement and registration rights agreement we entered into in connection with our October 2004 private placement with Meyers Associates, we have agreed to file the registration statement of which this prospectus is a part with the SEC prior to December 27, 2004 to register for public resale the shares of common stock issued in the October 2004 private placement and issuable on (1) conversion of our 10% convertible unsecured promissory notes, (2) payment, at our option, of accrued but unpaid interest on our notes, and (3) exercise of the warrants, and to use our commercially reasonable efforts to have the registration statement of which this prospectus is a part declared effective by the SEC prior to February 24, 2005.

         We have also agreed to keep the registration statement current and effective to permit the sale of the shares of common stock until the earlier of
(1) the date that all of the shares of common stock covered by this registration statement have been sold, and (2) the date the holders of the shares of common stock covered by this registration statement receive an opinion of counsel that such shares may be sold under the provisions of Rule 144(k) under the Securities Act.

         There can be no assurance that this registration statement will remain current and effective for the required period. We will bear all fees and expenses incurred in preparing, filing and maintaining the effectiveness of the registration statement except for brokerage commissions, transfer taxes and the fees of counsel to the holders. In connection with filing the registration statement, holders will be required to furnish certain information to us and to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act with respect to such information. It may in fact not be practicable to qualify the shares of common stock covered by this registration statement for sale in every state in which holders of such shares reside. Accordingly, it is possible that the substantial restrictions on the transferability of the shares of common stock covered by this registration statement will continue, even after registration.

MARKET INFORMATION

         There is no market for our common stock, and our common stock is not listed on any securities exchange or automated interdealer quotation system. No market is expected to develop for our shares of common stock, and we do not intend to apply to list our shares of common stock for trading on any securities exchange or automated interdealer quotation system.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

         CERTIFICATE OF INCORPORATION AND BY-LAWS. under our certificate of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

         o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

         o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

         o effecting an acquisition that might complicate or preclude the takeover.

         Our certificate of incorporation also allows our Board of Directors to fix the number of directors in the bylaws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

         DELAWARE ANTI-TAKEOVER LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

         o the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

         o on consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

         o on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

         LIMITED LIABILITY AND INDEMNIFICATION. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

         Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

         o conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

         o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered through this prospectus will be passed on for us by our counsel, Greenberg Traurig, LLP, New York, New York.

                                     EXPERT

         Our financial statements as of December 31, 2005, and for each of the years in the two year period then ended, and for the period October 3, 2001 (inception) through December 31, 2005 included in this prospectus have been audited by Eisner LLP, an Independent Registered Public Accounting Firm, as stated in their report appearing in this prospectus have been so included in reliance on the report of such firm given on their authority as experts in accounting and auditing.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

         We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2005.

         We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

                                HEMOBIOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS

Financial Statements
Report of independent registered public accounting firm                                                        F-2
Balance sheet as of December 31, 2005                                                                          F-3
Statements of operations for the years ended December 31, 2005 and 2004 and for the period from                F-4
     October 3, 2001 (inception) through December 31, 2005
Statements of changes in stockholders' equity (capital deficiency) for the period from October 3, 2001         F-5
     (inception) through December 31, 2003 and for each of the years in the two-year period ended
     December 31, 2005
Statements of cash flows for each of the years in the two-year period ended December 31, 2005 and              F-8
     2004 for the period from October 3, 2001 (inception) through December 31, 2005
Notes to financial statements                                                                                  F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders HemoBioTech, Inc.:

We have audited the accompanying balance sheet of HemoBioTech, Inc. (a development stage company) as of December 31, 2005, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period ended December 31, 2005 and for the period from October 3, 2001 (inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of HemoBioTech, Inc. as of December 31, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2005, and for the period from October 3, 2001 (inception) through December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Eisner LLP
New York, New York
February 17, 2006

With respect to last paragraph of Note K
March 28, 2006

                                  BALANCE SHEET

                                DECEMBER 31, 2005


ASSETS
Current assets :
     Cash                                                                                                               $ 1,259,000
Prepaid Expenses                                                                                                             42,000
                                                                                                                        -----------
              Total current assets                                                                                      $ 1,301,000
Equipment, net                                                                                                               11,000
                                                                                                                        -----------
                                                                                                                        $ 1,312,000
                                                                                                                        ===========

LIABILITIES
Current liabilities
     Accounts payable and accrued expenses                                                                              $   360,000
     Accrued interest payable                                                                                                20,000
     Convertible notes payable                                                                                              337,000
                                                                                                                        -----------
              Total current liabilities                                                                                     717,000
                                                                                                                        -----------

Commitments and other matters

STOCKHOLDERS' EQUITY
Common stock ____ $ .001 par value 55,000,000 shares authorized; 11,638,040 shares                                           12,000
     issued and outstanding
Additional paid-in capital                                                                                                6,155,000
Unearned compensation                                                                                                        (7,000)
Deficit accumulated during the development stage                                                                         (5,565,000)
                                                                                                                        -----------
                                                                                                                            595,000

                                                                                                                        -----------
                                                                                                                        $ 1,312,000
                                                                                                                        ===========

                [See accompanying notes to financial statements]

                            STATEMENTS OF OPERATIONS

                                                                                CUMULATIVE
                                                                                   FROM
                                                                                 OCTOBER 3,
                                                                                   2001
                                                                                  THROUGH
                                               YEARS ENDED DECEMBER 31,         DECEMBER 31,
                                                2005              2004              2005
                                            ------------      ------------      ------------
                                            $ -               $ -               $ -
Revenue
Operating expenses :
   Research and development                      289,000           259,000           549,000
   General and administrative                  1,586,000           598,000         3,026,000
Other (income) expenses:
   Interest expense                            1,636,000           411,000         2,056,000
   Interest income                               (57,000)           (9,000)          (66,000)
                                            ------------      ------------      ------------
NET LOSS                                    $ (3,454,000)     $ (1,259,000)     $ (5,565,000)
                                            ============      ============      ============

BASIC AND DILUTED LOSS PER COMMON SHARE     $       (.33)     $      (0.17)
                                            ============      ============
Weighed average number of shares
   outstanding--- basic and diluted           10,544,000         7,352,000
                                            ============      ============

                [See accompanying notes to financial statements]

   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY) (NOTE G)

                                                                                                           DEFICIT
                                                                           NOTE                          ACCUMULATED
                                                      ADDITIONAL       RECEIVABLE;E                       DURING THE
                           COMMON                       PAID IN          PLACEMENT         UNEARNED      DEVELOPMENT
                           SHARES        AMOUNT         CAPITAL          AGREEMENT       COMPENSATION       STAGE            TOTAL
                        ------------    --------     ------------      ------------      ------------    ------------      ---------
Issuance of shares to
   Texas Tech
   University Health
   Service Center
   (February 22, 2002)     678,820       $1,000                                                                              $1,000
           ($ .001)

Issuance of shares to
   Ghassan Nino
   (January 30, 2002)
           ($ .001)      1,086,113        1,000         $1,000                                                                2,000

Estimated fair value
   of stock granted
   for services
   (January 30, 2002)
           ($ .001)        217,223                       1,000                                                                1,000

Issuance of shares to
   Ghassan Nino
   (January 31, 2002)
           ($ .001)      2,715,280        3,000          2,000                                                                5,000

Issuance of shares to
   Merlin and
   Evilene Nino
   (February 07, 2002)
           ($ .001)        678,820        1,000                                                                               1,000
Net loss for the year                                                                                     (235,000)        (235,000)
                        ------------    --------     ------------      ------------      ------------    ------------      ---------

BALANCE -
DECEMBER 31, 2002        5,376,256        6,000          4,000                                            (235,000)        (225,000)

Estimated fair value
   of options                                                0                                                                    0
   granted to Board of
   Advisors

Issuance of shares to
   Munir Nino
   (January 20, 2003)
           ($ .001)        217,224

Estimated fair value
   of stock
   granted for
   compensation            977,502        1,000          1,000                                                                2,000
   (April 8, 2003)
           ($ .001)

Estimated fair value
   of stock
   granted for service
   (April 14, 2003)        217,223                       1,000                                                                1,000
           ($. 001)

Issuance of shares to
   Evline Nino
   (October 31, 2003)
           ($ .001)        108,613

Expenses paid by                                        10,000                                                               10,000
   Stockholder

Net loss for the year                                                                                     (617,000)        (617,000)
                        ------------    --------     ------------      ------------      ------------    ------------      ---------
BALANCE -
DECEMBER 31, 2003        6,896,818        7,000         16,000                                            (852,000)        (829,000)

                                                                                                           DEFICIT
                                                                           NOTE                          ACCUMULATED
                                                      ADDITIONAL       RECEIVABLE;E                       DURING THE
                           COMMON                       PAID IN          PLACEMENT         UNEARNED      DEVELOPMENT
                           SHARES        AMOUNT         CAPITAL          AGREEMENT       COMPENSATION       STAGE            TOTAL
                        ------------    --------     ------------      ------------      ------------    ------------      ---------
Contribution of note
   and
   related interest                                    155,000                                                              155,000
   (July 15, 2004)

Contribution of
   deferred salary                                     564,000                                                              564,000
   (July 15, 2004)

Expenses paid by                                         4,000                                                                4,000
   stockholder

Estimated fair value
   of shares to
   Texas Tech
   University Health
   Service Center          135,765                     115,000                                                              115,000
   (May 22, 2004)
           ($ .85)

Return of shares
   (July 15, 2004)
   (Note G(2))          (1,086,111)      (1,000)         1,000                                                                    0

Shares issued to
   placement agent
   (August 19, 2004)
   (Note E*)             1,500,000        2,000         13,000          $(15,000)                                                 0

Issuance of shares and
   warrants in private
   placement net of
   expenses of $528,000
   (October 13, 2004
   and October 27,       2,647,080        2,000      2,575,000                                                            2,577,000
   2004)

Contribution of Salary
   (October 13, 2004)                                   11,000                                                               11,000

Contribution of notes
   and related interest
   (October 13, 2004)                                  125,000                                                              125,000

Unearned
   compensation
                                                        13,000                             $(13,000)                              0
Estimated fair value
   of vested options
   granted to Board
   of Advisors                                          22,000                                                               22,000

Collection of note
   (October 13, 2004)                                                     15,000                                             15,000

Valuation of placement
   agent's warrants
   and shares
   attributable                                        803,000                                                              803,000
   to debt
(see * above)

Net loss for the Year                                                                                     (1,259,000)    (1,259,000)
                        ------------    --------   ------------        ------------      ------------    ------------     ----------
BALANCE -                                                                                                                 2,303,000
DECEMBER 31, 2004        10,093,550     $10,000     $4,417,000          $      0           $(13,000)      (2,111,000)

Amortization                                                                                  6,000                           6,000

Estimated fair value
   of vested options
   issued to Board of
   Advisors                                             25,000                                                               25,000

                                                                                                           DEFICIT
                                                                           NOTE                          ACCUMULATED
                                                      ADDITIONAL       RECEIVABLE;E                       DURING THE
                           COMMON                       PAID IN          PLACEMENT         UNEARNED      DEVELOPMENT
                           SHARES        AMOUNT         CAPITAL          AGREEMENT       COMPENSATION       STAGE            TOTAL
                        ------------    --------     ------------      ------------      ------------    ------------      ---------
Estimated fair value
   of options issued to
   Advisor
   (July 13, 2005)                                     109,000                                                              109,000

Estimated fair value of
   warrants issued to
   consultant
   (July 28, 2008)                                      27,000                                                               27,000

Estimated fair value of
   warrants issued to
   consultant
   (September 13, 2005)                                  7,000                                                                7,000

Conversion of
   promissory
   notes into Common
   Stock net of
   unamortized
   discount of $58,000
   (at a conversion
   price of $1.06 per      765,132        1,000        752,000                                                              753,000
   share)
   (August 17, 2005)

Conversion of
   promissory notes
   into Common Stock
   net of unamortized
   discount of $7,000
   (at a conversion
   price of $1.06 per
   share)                  205,451            0        211,000                                                              211,000
   (September 16, 2005)

Conversion of
   promissory notes
   into Common Stock
   net of unamortized
   discount of $1,000
   (at a conversion
   price of $1.06 per
   share)                   66,122            0         69,000                                                               69,000
   (October 21, 2005)
Conversion of
   promissory notes
   into Common Stock
   (at a conversion
   price of $1.06 per
   share)                  507,785        1,000        538,000                                                              539,000
   (October 27, 2005)
                        ------------    --------    ------------      ------------      ------------    ------------     ----------
Net Loss for the Year                                                                                    (3,454,000)     (3,454,000)

BALANCE -
DECEMBER 31, 2005       11,638,040      $12,000     $6,155,000          $      0         $  (7,000)      (5,565,000)     $  595,000

                [SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS]

                            STATEMENTS OF CASH FLOWS

                                                                                                    OCTOBER 3, 2001
                                                                                                      (INCEPTION)
                                                                                                        THROUGH
                                                                         2005             2004      DECEMBER 31, 2005
                                                                     ------------     ------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                                             $(3,454,000)     $(1,259,000)     $(5,565,000)

   Adjustments to reconcile net loss to net cash used in
     operating activities:
         Estimated fair value of options and
           compensatory stock                                            206,000          137,000          356,000
         Notes issued for services - related party                            --           51,000          354,000
         Expenses paid by stockholder                                         --            4,000           14,000
         Amortization of deferred financing costs                        830,000          193,000        1,023,000
         Amortization of debt discount                                   637,000          152,000          789,000
         Depreciation                                                      2,000                             2,000
         Contribution of salary                                                            11,000           11,000
         Changes in:
              Accounts payable and accrued expenses                      196,000          329,000        1,042,000
              Accrued interest                                            70,000           63,000          142,000
              Prepaid expenses                                            68,000         (110,000)         (42,000)
                                                                     ------------     ------------  -----------------
   Net cash used in operating activities                              (1,445,000)        (429,000)      (1,874,000)
                                                                     ------------     ------------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                    (10,000)          (3,000)         (13,000)
                                                                     ------------     ------------  -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceed from issuance of common stock and debt                         --        3,767,000        3,767,000
   Payment of Notes                                                     (372,000)        (249,000)        (621,000)
                                                                     ------------     ------------  -----------------
     Net cash (used in) /provided by financing activities                372,000        3,518,000        3,146,000
                                                                     ------------     ------------  -----------------
INCREASE (DECREASE) IN CASH                                           (1,827,000)       3,086,000        1,259,000
   Cash - beginning of period                                          3,086,000                0                0
                                                                     ------------     ------------  -----------------
CASH - END OF PERIOD                                                 $ 1,259,000      $ 3,086,000      $ 1,259,000
                                                                     ============     ============  =================
SUPPLEMENTARY CASHFLOW INFORMATION
   Interest paid                                                     $    97,000      $    97,000

SUPPLEMENTARY NON-CASH INVESTING AND
   FINANCING ACTIVITIES
     Accrued salary exchanged for Note                               $   150,000
     Employees/stockholders contribution of salary                   $   564,000      $   564,000
     Stockholders contribution of convertible note payable
       and related interest                                          $   280,000      $   280,000
     Conversion of carrying value of convertible notes
       payable and accrued interest of $97,000 into common stock     $ 1,572,000      $ 1,572,000

                [See accompanying notes to financial statements]

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE A - THE COMPANY

HemoBioTech, Inc. (the "Company"), a development stage company, was incorporated on October 13, 2003 under the laws of Delaware. In December 2003, HemoBioTech, Inc., a Texas corporation, was merged with and into the Company. The accompanying financial statements include the predecessor operations of the Texas corporation from its inception on October 3, 2001. The historical basis of accounting was carried over in the merger, including the deficit accumulated in the development stage. The Company is researching and developing HemoTech(TM), a human blood substitute product using patented technology licensed exclusively from Texas Tech University Health Service Center ("TTU") (Note C). The Company is in the development stage and its efforts have been principally devoted to capital raising, organizational infrastructure development, research and development and upgrading its production facility.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1)       RESEARCH AND DEVELOPMENT:

         Research and development costs are charged to expense as incurred.

2)       LOSS PER COMMON SHARE:

Basic and diluted loss per common share is based on the net loss divided by the weighted average number of common shares outstanding during the period. No effect has been given to outstanding potential common shares such as options, warrants and convertible instruments in the diluted computation as their effect would be antidilutive.

                                                2005                 2004
                                          -----------------   ------------------
       Options                                1,535,915            1,119,387
       Convertible Notes                        156,976            2,647,080
       Warrants                               7,736,532            7,676,532
                                          -----------------   ------------------
                                              9,429,423           11,442,999
                                          =================   ==================

* In 2005, the company converted $1,638,000 of Convertible Notes (face value) and accrued interest payable of $97,000 into 1,544,490 shares of Common Stock. At December 31, 2005, the closing price of the company's stock was $2.15 per share.

3)       STOCK-BASED COMPENSATION:

During 2005, as permitted under SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the fair price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. If the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation, the effect on net loss and net loss per share would have been as follows:

                                                                           2005              2004
                                                                      ---------------- ----------------
Net loss                                                                $(3,454,000)     $(1,259,000)

Total stock-based employee compensation expense determined
   under fair value based method for all awards, net of related tax
    effects                                                                 (67,000)         (28,000)
                                                                      ---------------- ----------------
Pro forma net loss attributable to common Stockholders                   (3,521,000)      (1,287,000)

Net loss per common share (basic and diluted):                                 (.33)            (.17)
                                                                      ---------------- ----------------
Pro forma                                                                $     (.33)     $      (.18)
                                                                      ---------------- ----------------

         The weighted-average fair values at date of grant for options granted during the years ended December 30, 2005 and 2004 were $0.80 and $0.27 respectively. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                              2005                  2004
                                       -------------------  --------------------
      Expected life in years                  5-10                  5-10
      Interest rate                       3.72% - 4.58%        4.16% - 4.33%
      Volatility                               80%                  80%
      Dividend yield                           0%                    0%

(4)      FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying value of cash equivalents, accounts payable, accrued expenses and convertible notes payable approximates their fair value due to the short period to maturity of these instruments.

(5)      USE OF ESTIMATES:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the selection of assumptions underlying the calculation of the fair value of options. Actual results could differ from those estimates.

(6)      DEFERRED FINANCING COSTS:

Deferred financing costs include costs attributable to issuing convertible notes in the amount of $1,023,000 which were amortized to interest expense over the original term of convertible notes.

(7)      RECENT ACCOUNTING PRONOUNCEMENTS:

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), "Share-Based Payment" which amends FASB Statement Nos. 123 and 95 ("FAS 123R"). FAS 123R is applicable for all interim and fiscal periods beginning after December 15, 2005. Therefore, the Company expects to adopt it during fiscal 2006. FAS 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the statements of operations the grant-date fair value of stock options and other equity-based compensation issued to employees for share-based compensation.

(8)      INCOME TAXES:

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, "Accounting For Income Taxes," the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NOTE C - AGREEMENTS WITH TEXAS TECH UNIVERSITY HEALTH SERVICE CENTER ("TTU")

On January 22, 2002, the Company entered into an exclusive license agreement with TTU with respect to receiving certain patented rights. The Company is committed to the exploitation of such patented rights.

In consideration for entering into the agreement, the Company issued 678,820 shares of common stock to TTU (subject to anti-dilution protection). In addition, the Company has agreed to fund, over a four-year period, $1.2 million to support efforts in incubating and commercializing other TTU technologies. Under the agreement, the Company reserves the right of first refusal on licensing and commercializing other technology developed from such funding. The shares issued were valued at approximately $1,000, their estimated fair value, and charged to operations. The funding of the $1.2 million is subject to the Company obtaining FDA approval of a blood substitute product. As of December 31, 2005, such approval had not been obtained. In addition, the Company has agreed to reimburse TTU for all intellectual property protection costs and patent maintenance fees. On May 20, 2004, TTU agreed to waive its anti-dilution protection in exchange for 135,765 shares of common stock. Such shares were valued at approximately $115,000, their estimated fair value, and charged to operations.

In addition, in July 2002, the Company entered into a sponsored research agreement with TTU for the period September 1, 2002 through August 31, 2006, subject to a two-year extension to be mutually agreed on by the parties in the second year of the agreement and prior to August 31, 2006. The agreement may be terminated by either party on 90 days written notice. In November 2004, the Company agreed to fund the next phase of its research under the sponsored research agreement through November 30, 2005 for a fixed fee of approximately $231,000, which was paid in December 2004.

In January 2006, the Company entered into a Stage Three Sponsored Research Agreement with Texas Tech University for the period January 1, 2006, to December 31, 2006. In connection therewith, the Company made an initial payment of approximately $287,000. Additional payments, may be made to TTU under the agreement based on mutually agreed upon budgets.

NOTE D - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses consist of the following



                                                                   2005
                                                                   ----

Professional fees                                            $  288,000
Liquidating Damages (See Note G[2])                              40,000
Other                                                            32,000
                                                             ----------
                                                             $  360,000
                                                             ==========

On July 15, 2004, two employees/stockholders agreed to waive payment of all deferred salary due them through October 13, 2004. For the year ended December 31, 2004, such waivers amounted to $575,000 and have been treated as a capital contribution.

NOTE E - NOTE RECEIVABLE FROM PLACEMENT AGENT

The Company received a non-recourse promissory note dated August 20, 2004 for $30,000 from a placement agent in consideration for 3,000,000 shares of common stock (Note G[2]). The promissory note bears interest at 4% per annum and is receivable with the vesting of the 3,000,000 shares of common stock as follows but no later than May 13, 2006:

     o on the acceptance of subscriptions in a private placement of $2,500,000, then 1,000,000 shares of common stock will vest and $10,000 will become due under the note (vested October 13, 2004 and paid).

     o on the acceptance of additional subscriptions in a private placement of $1,000,000, then 500,000 shares of common stock will vest and $5,000 will become due under the note (vested October 13, 2004 and paid).

     o on the consummation of a financing having gross proceeds of not less than $2,000,000 within twelve months after registration statement becomes effective, then 500,000 shares of common stock will vest and $5,000 will become due under the note.

     o on the consummation of a financing having gross proceeds of not less than $6,000,000 within twelve months after registration statement becomes effective, then 1,000,000 shares of common stock will vest and $10,000 will become due under the note.

In connection with the private placement referred to in Note G[2], the Company granted the placement agent the right of first refusal to serve as placement agent in one or more follow-on offerings having aggregate proceeds of $8,000,000. If the Company fails to provide the placement agent the opportunity to exercise its right of first refusal with respect to any of these follow-on offerings, then the portion of the 1,500,000 shares of common stock referred to above that would otherwise have vested with respect to such follow-on offering will vest immediately.

In August 2004, 1,500,000 shares of common stock were issued to the placement agent subject to vesting. On October 13, 2004 such shares vested and $15,000 under the note was paid.

NOTE F - CONVERTIBLE NOTES PAYABLE

On July 15, 2004, a note with principal of $174,000 bearing interest at 5% per annum, due on December 31, 2003 and convertible into shares of common stock at $2.21 per share was extended to the consummation of a private placement of $2,500,000 (Note G[2]). On October 13, 2004, such note plus $1,000 of accrued interest was paid and the balance of accrued interest was forgiven. Such forgiveness was treated as a capital contribution.

On October 13, 2004, $75,000 of a note with a principal of $180,000 bearing interest at 5% per annum, due on May 1, 2004 and convertible into shares of common stock at $2.21 per share was paid. The balance of principal and accrued interest was forgiven and was treated as a capital contribution.

See Note G[2] for convertible notes issued in connection with the October 27, 2004, private placement.

NOTE G - STOCKHOLDER'S EQUITY

(1) STOCK SPLIT:

On August 16, 2004, the Board of Directors approved a reverse stock split of one share of common stock for .543056 shares of common stock. All common stock and common stock equivalent shares in the accompanying financial statements have been adjusted to give retroactive effect to the reverse stock split.

(2) PRIVATE PLACEMENT:

On October 27, 2004, the Company completed a private placement of 45 units and raised gross proceeds of $4,500,000. Each unit consists of a $50,000 unsecured convertible promissory note, 58,824 shares of common stock and 117,648 warrants. The notes bear interest at 10% per annum (an effective rate of 77%) and are convertible at the option of the holder into common stock or convertible securities to be sold by the Company in its next financing, as defined, at a conversion price equal to the per share offering price of such financing.

Based on negotiations with the placement agent the Company agreed to a fair value for the Common Stock of $.85 per share and calculated the fair value of each warrant to be $.53 using the Black-Scholes option pricing model prior to the revision in the method of valuing the common stock the Company used Black-Scholes to value both common stock and warrants.

         The gross proceeds from the sale of each unit was allocated based on the relative fair values to each of the components.

              Convertible notes payable                        31,000
              Common stock                                     31,000
              Warrants                                         38,000
                                                              -------
                                Total                         100,000

Based on the allocation of the relative fair values to the components of the private placement offering, the debt discount was calculated to be $855,000, which is being amortized as expense to interest expense over the term of the notes.

At the time of the Company's next financing, the Company will determine if a beneficial conversion feature exists. The beneficial conversion feature will be determined by the Company comparing the number of shares that would be received pursuant to the conversion price at the time of the next financing compared with the number that would have been received based on the then fair value of the shares. No beneficial conversion feature existed at the date of conversion since the conversion price was greater than the then share value of the stock at issuance date of Note.

Through October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and approximately $97,000 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of the Company's common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, the Company paid the remaining outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $97,000 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of Company common stock on or prior to October 27, 2005.

The Company agreed to file a registration statement within 60 days of final closing of the private placement and to use commercially reasonable efforts to cause the registration statement to be effective within 120 days of final closing. In the event the registration statement was not filed and declared effective within the required time, the Company would incur liquidated damages of 2% per month (pro rated daily) based on the subscription amount of each purchaser in the Company October 2004 private placement.

The Company received waivers from selling stockholders aggregating subscriptions equal to $4,280,000. Such waivers enable the Company to forego an obligation of approximately $205,000 of liquidated damages through April 15, 2005, with respect to its non-compliance. In addition, certain selling stockholders agreed to extend the date after which liquidated damages will begin to accrue to May 2, 2005. Such registration statement was declared effective on May 13, 2005. In connection therewith, the Company incurred liquidating damages aggregating approximately $48,000.

(3) STOCK WARRANTS

In connection with the private placement (see Note G[2]), the Company issued 5,294,160 Class A warrants exercisable at $1.06 per share through the fifth anniversary of the effectiveness of a registration statement of shares underlying the warrants. The warrants are subject to redemption, at the Company's sole option, after one year from the date of effectiveness of the registration statement of common stock underlying the warrants if the common stock price equals or exceeds $2.12 for a period of at least 20 consecutive trading days at a redemption price of $.001 per warrant.

In connection with the private placement (see Note G[2]), the placement agent was granted a warrant to purchase 2,382,372 shares of common stock at an exercise price of $.90 per share, exercisable for five years from the effective date of a registration statement to be filed on behalf of investors in the offering. The placement agent was granted "piggyback" registration rights with respect to the shares underlying this warrant. The warrants are subject to redemption, at the Company's sole option, after one year from the date of effectiveness of the registration statement covering the resale of shares of common stock underlying the warrants if the common stock price equals or exceeds $2.12 for a period of at least 20 consecutive trading days, at a redemption price of $.001 per warrant. In addition, the placement agent issued a $30,000 promissory note for 3,000,000 shares of common stock subject to vesting (Note
E).

On July 28, 2005, and September 13, 2005, the Company granted 50,000 and 10,000 warrants, respectively to service providers. In connection therewith, the Company valued the warrants using Black-Scholes option pricing model and recorded a charge of $34,000.

At December 31, 2005, the Company had the following warrants outstanding:

                  EXERCISE PRICE       EXPIRATION DATE        NUMBER OF SHARES
                                                                   RESERVED
Class A               $ 1.06               May 13, 2010           5,294,160
Placement Agent          .90               May 13, 2010           2,382,372
Other                   1.00              July 28, 2009              50,000
                        1.06         September 13, 2009              10,000
                                                                  ---------
                                                                  7,736,532
                                                                  =========

(4)      COMMON STOCK:

In connection with the initial capitalization of the Texas corporation, HemoBioTech, Inc. agreed to issue 1,982,157 Class A shares and 2,715,280 Class B shares between January 30, 2002 and January 20, 2003, and was valued at an aggregate of approximately $8,000. On October 31, 2003, the Texas corporation issued 108,613 Class A shares as an anti-dilutive issuance. On October 31, 2003, all the stockholders exchanged their Class A and B shares for 6,896,818 shares of common stock of the Company. The accompanying financial statements reflect the shares as outstanding from their dates of original issuance.

Under an agreement dated July 15, 2004, a principal stockholder agreed to return 1,086,113 shares of common stock to the Company as an inducement to the placement agent to serve as agent in a proposed private placement (Note H[2]). The return of such shares was treated as a capital contribution.

See also Note [F] - Convertible Notes Payable

(5) VOTING AND STOCKHOLDERS AGREEMENTS:

On October 31, 2003, certain stockholders (aggregating 6,896,818 shares of common stock) each entered into a stock purchase agreement with the Company whereby each stockholder granted to the Company the right of first refusal to purchase shares proposed to be sold or transferred by such stockholder(s) at the same consideration to be paid by a third party. Such right of first refusal terminates on the effective date of the first sale of common stock of the Company to the general public under an effective registration statement.

On October 31, 2003, the Company entered into a stockholders agreement with certain stockholders (aggregating 6,217,996 shares of common stock) under whom the Company granted such stockholders a right of first offer with respect to future sales of common stock or convertible securities by the Company. In addition, the Company granted each of the stockholders "piggyback registration rights". Each of these stockholders waived their right of first refusal in connection with the October 2004 private placement. In addition, each of these stockholders waived their piggyback registration rights in connection with the registration of the shares underlying the October 2004 private placement.

On July 15, 2004, certain stockholders (aggregating 4,154,383 shares of common stock) entered into a voting agreement whereby they agreed to vote all of their respective shares together with the majority-in-interest of stockholders who are also the Company's executive officers on all matters submitted to a vote of the stockholders. The voting agreement expires on October 27, 2006.

(6) STOCK OPTION/STOCK ISSUANCE PLAN:

During 2003, the Board of Directors of the Company approved a Stock Option/Stock Issuance Plan (the "Plan") which provides for the granting of options or stock to purchase up to 3,000,000 shares of common stock (on a pre-reverse stock split basis), under which, directors, employees and independent contractors are eligible to receive incentive and non-statutory stock options and common shares (employees). The Company's stockholders approved the Plan in August 2004.

On August 16, 2004, the Board of Directors and stockholders of the Company approved the reduction in the number of shares reserved for under the Plan to 1,629,168 shares reflecting the effect of the .543056 reverse split effected by the Company. Options granted under the Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value of the common stock on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Options under the Plan generally vest 25% on the first anniversary date of the grant and then, thereafter, equally over thirty-six months.

During the year ended December 31, 2004, in connection with the change in status of an option holder from a member of the Board of Advisors to Director, the Company recorded deferred stock compensation of $13,000, representing the difference between the exercise price and the market value of the Company's common stock on the date such stock option holder's status was changed. Deferred compensation is included as a component of stockholders' equity (capital deficiency) and is being amortized to expense over the remaining vesting period of the stock options. Such amortization expenses were $6,000 for the year ended December 31, 2005.

On July 13, 2005, the Company entered into an advisory agreement with its Acting Vice President and Principal Investigator of Research and Development to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech(TM). The agreement provides for non-qualified stock options to purchase 271,528 shares of Common Stock of HemoBioTech at an exercise price per share of $0.18, subject to certain vesting timetables. In connection therewith the Company recorded a charge of $141,000 in 2005. The Company will record additional charges as and when the options vest at the then face value.

During the year ended December 31, 2004, in connection with the change in status of an option holder from a member of the Board of Advisors to Director, the Company recorded deferred stock compensation of $13,000, representing the difference between the exercise price and the market value of the Company's common stock on the date such stock option holder's status was changed. Deferred compensation is included as a component of stockholders' equity (capital deficiency) and is being amortized to expense over the remaining vesting period of the stock options.

During the years ended December 31, 2005, 2004 and 2003, the Company granted 0, 25,860 (including 15,000 shares - see Note J[3]) and 103,179 options, respectively, to purchase common stock to members of the Company's Board of Advisors. Accordingly the Company recorded a charge of $25,000, $22,000 and $0 for the years ended

December 31, 2005, 2004 and 2003, respectively. During the years ended December 31, 2005, 2004, and 2003, the Company granted employees and directors of the company 145,000, 40,000, and 27,152 options at an exercise price of $.85 - $2.37, $.85, and $.18 per share of common stock respectively.

Additional information on shares subject to options is as follows:

At December 31, 2005, 93,253 options were available for grant under the Plan. The following table presents information relating to stock options outstanding under the Plan as of December 31, 2005.

                                                                                          2005                     2004
                                                                             SHARES     WEIGHTED      SHARES     WEIGHTED
                                                                                        AVERAGE                  AVERAGE
                                                                                        EXERCISE                 EXERCISE
                                                                                          PRICE                    PRICE
Options outstanding at beginning of period                                   1,119,387    $0.23       1,053,527    $0.19
Granted                                                                        416,528     0.47          65,860     0.85
                                                                             ---------                ---------
Options outstanding at end of period                                         1,535,915     0.29       1,119,387     0.23
                                                                             ---------                ---------
Options exercisable at end of period                                         1,026,198     0.28         664,140     0.23
                                                                             ---------                ---------

                                                             OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                                             -------------------                     -------------------

          RANGE OF                   SHARES             WEIGHTED         WEIGHTED AVERAGE         SHARES            WEIGHTED
       EXERCISE PRICE                ------             AVERAGE          REMAINING LIFE IN        ------            AVERAGE
       --------------                                   EXERCISE               YEARS                                EXERCISE
                                                         PRICE                 -----                                 PRICE
                                                         -----                                                       -----
       @10.18 - 0.20               1,325,055               .19                  5.75              916,379             0.19
       @$0.85 - 0.94                 178,360               .85                  8.93               84,819             0.86
       @$1.06 - 1.17                  20,000              1.07                  9.14               12,500             1.08
       @$2.15 - 2.37                  12,500              2.19                  9.0                12,500             2.19
                                   ---------                                                    ---------
                                   1,535,915              $0.29                 6.2             1,026,198            $0.28
                                   =========                                                    =========

The weighted-average fair values at date of grant for options granted to non-employees and the Board of Advisors during the years ended December 30, 2005 and 2004 were $0.80 and $0.27 respectively. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:


                                        2005                 2004
                                  ----------------   -------------------
Expected life in years                   10                  5-10
Interest rate                        4.2%-4.58%         4.16% - 4.33%
Volatility                               80%                 80%
Dividend yield                           0%                   0%

NOTE H - INCOME TAXES

At December 31, 2005, the Company had approximately $4,278,000 of net operating loss carryforwards for federal income tax purposes which expire as follows:

Year                                 Net Operating Year Losses
2022                                   $                   1,000
2023                                                     134,000
2024                                                     980,000
2025                                   $               3,163,000
                                       -------------------------
                                       $               4,278,000

At December 31, 2005, the Company had a deferred tax asset of approximately $1,566,000, representing the benefits of its net operating loss and certain expenses not currently deductible for tax purposes. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain.

The difference between the statutory tax rate of 34% and the Company's effective tax rate is due to the increase in the valuation allowance of $1,152,000 (2005) and $286,000 (2004) and certain expenses not deductible for tax purposes. The Company's ability to utilize its carryforwards may be subject to an annual limitation in future periods under Section 382 of the Internal Revenue Code of 1986, as amended due to changes in ownership.

NOTE I - RELATED PARTY TRANSACTIONS

On January 30, 2002, the Company entered into a one-year master service agreement with an affiliate of a stockholder/director of the Company, whereby the Company will receive management, technology, organization, financial and strategic growth consulting services for a $150,000 fee and the issuance of 217,223 shares of common stock. Such shares were valued at approximately $1,000. The stockholder/director's affiliate is obligated to sell to the Company 108,611 of such shares at $2.21 per share when the Company completes an equity financing having gross proceeds to the Company of at least $8 million. On July 15, 2004, the Company agreed to waive irrevocably its right to call these shares. Effective April 8, 2003, the agreement was amended to provide certain website development, hosting, e-mail maintenance and technical support for $2,000 per month for an initial period of one year. In connection with this agreement, a convertible note was issued in exchange for services under the agreement (Note
F). On July 15, 2004, the master service agreement was terminated.

On April 14, 2003, the Company entered into a master service agreement with an affiliate of the Chairman/President/Chief Executive Officer and a stockholder/director of the Company, whereby the Company will receive management, technology, and organization, financial and strategic growth consulting services for a fee of $20,000 per month. In addition, the agreement provides for the issuance of 217,223 shares of common stock. Such shares were valued at $1,000. The Company has the right to purchase such shares at $2.21 per share through December 31, 2004. Effective October 1, 2003, the agreement was amended into a two-year agreement to provide certain website development, hosting, e-mail maintenance and technical support in exchange for an annual fee of $60,000 and the previous services under the original agreement ceased. In connection with this agreement, a convertible note was issued in exchange for services rendered under the agreement (Note F). On July 15, 2004, the master service agreement was terminated.

Certain expenses were paid by the Chairman/President/Chief Executive Officer on behalf of the Company. Such expenditures amounted to $10,000 for the year ended December 31, 2003.

NOTE J - COMMITMENTS AND OTHER MATTERS

(1) LEASES:

The Company occupied office space on a month-to-month basis for $450 per month during 2004. For the first nine months of 2004, the Chief Executive Officer paid for the monthly rent on behalf of the Company which amounted to

$4,000. Such expense was treated as a capital contribution. The Company has entered into a service agreement for office space for a monthly fee of approximately $5,460. Such arrangement is renewable every six months. Rent expense was approximately $64,000 and $16,000 for the year ended December 31, 2005 and 2004, respectively.

(2) EMPLOYMENT AGREEMENTS:

On April 8, 2003, the Company entered into an employment agreement, as amended on October 6, 2003, with its Chairman/President/Chief Executive Officer and provides for an annual base salary of $265,000 (plus annual cost of living increases and bonuses at the discretion of the Board of Directors). The agreement is for three years commencing October 6, 2003, and will be extended for successive twelve-month periods unless terminated by either party. The agreement also provides that the payment of the base salary would be deferred until the Company raised at least $4.0 million. The agreement also provides for the granting of an option to purchase 651,668 shares of the Company's common stock at an exercise price of $.20 per share and the purchase of 977,502 shares of common stock at $.001. Such shares were valued at $2,000 and charged to operations. Under a letter agreement dated July 15, 2004, salary due under the agreement from April 8, 2003 through October 13, 2004 was forgiven and, thereafter, currently paid the salary was reduced to $150,000 per annum. On January 3, 2005, the initial term of such employment agreement was extended to October 6, 2007. On April 6, 2005, the Company amended the employment agreement, subject to the consummation of a financing, as defined, as not less than $10 million, to provide for a base salary of $210,000, a lump-sum payment of $52,000 and an annual bonus equal to 25% of salary. Effective November 18, 2005, the agreement was further amended to provide a current base salary of $185,000 and extension of the employment agreement to October 6, 2008.

On October 31, 2003, the Company entered into an employment agreement with its Chief Medical Officer at an annual salary of $180,000 effective on the consummation of a $12.0 million equity financing. In the interim, the Company granted the Chief Medical Officer 271,528 options at an exercise price of $.18 per share for services as part-time Chief Medical Officer. Under a letter agreement dated July 15, 2004, the Chief Medical Officer agreed to serve on a full-time basis, effective October 27, 2004, for a salary of $60,000 per annum, until such time as the parties terminate this agreement. Effective February 7, 2006, the agreement was further amended to provide a current base salary of $80,000.

Effective April 1, 2005 the Company entered into a three year employment agreement with its Chief Financial Officer and provides for a base salary of $120,000 per annum, plus annual cost of living increases. Effective the first calendar month following the Company's consummation of a financing as defined of not less than $10 million, the base salary will increase to $165,000. In addition, the agreement provides for annual bonuses and the granting of stock options. Effective November 1, 2005, the agreement was further amended to provide a current base salary of $145,000.

(3) CONSULTING AGREEMENTS:

On October 14, 2004, the Company entered into an advisory agreement with a member of our scientific advisory board to receive technical advisory services. The agreement can be terminated by either party on 30 days' written notice. The agreement provides for $1,500 per month and the issuance of an option under the Plan to purchase 15,000 shares of common stock of the Company at an exercise price of $0.85 per share.

On August 22, 2005, the Company entered into an advisory agreement with Regulus Pharmaceutical Consulting, formerly Origin USA, LLC to assist the company with general regulatory, quality assurance and product development consultancy services. Also on August 22, 2005, we entered in to a project-specific agreement with the same group. The Company will compensate Regulus for satisfactory performance of services at an hourly rate plus out-of-pocket expenses, as agreed, on a project-by-project basis.

NOTE K - SUBSEQUENT EVENT

During January and February 2006, holders of 1,877,956 Class A Warrants were exercised and the Company received proceeds of approximately $1,888,000 (net of placement agent fee of approximately $101,000.)

During March 21 through March 28, 2006, holders of aggregate of $200,000 principal amount of our Notes and approximately $16,000 accrued but unpaid interest requested the conversion of their Notes and interest into common shares in accordance with amendments to the original terms of the Notes permitting such conversion. The conversion prices ranged from $1.53 per share to $1.96 per share, aggregating to approximately 129,000 shares of the Company's common stock. In connection herewith the Company will record a charge representing the difference between the conversion price and the market price at conversion.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our amended and restated certificate of incorporation provides that, under Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

         We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fees                                        $           1,269.61
Federal Taxes                                                           --
State Taxes                                                             --
Legal Fees and Expenses                                            120,000.00
Transfer Agent and Registrar Expenses                                5,000.00
Blue Sky Fees                                                       10,000.00
Accounting Fees and Expenses                                        50,000.00
Miscellaneous                                                       25,730.39
                                                      -----------------------
   Total                                                 $         212,000.00
                                                      =======================

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

CONVERTIBLE NOTES

         Under the terms of the Notes, the maturity date of the Notes was October 27, 2005. As of October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and $97,159 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of the Company's common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. As of October 27, 2005, $710,000 aggregate principal amount of Notes remained outstanding. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, the Company paid the outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $97,250 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of Company common stock on or prior to October 27, 2005, and have not agreed to extend the maturity date of the Notes to April 27, 2006.

         During the period of January 1, 2006 through April 25, 2006, an aggregate of $225,000 principal amount of our notes and $17,900 of accrued but unpaid interest was converted into an aggregate of 142,811 shares of the Company's common stock at negotiated conversion prices ranging from $1.53 to $1.96 per share. On April 27, 2006, the remaining $112,500 principal value of our notes and all applicable accrued interest of approximately $12,200 were paid in full.


STOCK OPTION GRANTS

         The Company granted 416,528 stock options for the year ended December 31, 2005 under its Stock Option/Stock Issuance Plan. Infomation pertaining to these options is as follows (see also G[6] to the accompanying financial statements):

                             OPTIONS GRANTED IN 2005

                                               OPTION                 TERM
       MONTH               AMOUNT            PRICE/RANGE            (IN YEARS)
  JAN                            --                     --                  --
  FEB                            --                     --                  --
  MAR                        10,000              $.85-$.94                5-10
  APR                        90,000                   $.85                  10
  MAY                            --                     --                  --
  JUNE                       12,500              $.85-$.94                5-10
  JUL                       271,528                   $.18                  10
  AUG                            --                     --                  --
  SEP                        12,500            $1.06-$1.17                5-10
  OCT                         7,500                  $1.06                  10
  NOV                            --                     --                  --
  DEC                        12,500            $2.15-$2.37                5-10
                            -------
  TOTAL                     416,528
                            =======

         The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

         No underwriters were involved in the foregoing sales of securities.

ITEM 27. EXHIBITS.

EXHIBIT NO.   DESCRIPTION OF EXHIBIT
-----------   ----------------------

3.1           Certificate of Incorporation of HemoBioTech, Inc. (1)

3.2 Certificate of Amendment of the Certificate of Incorporation of HemoBioTech, Inc. (1)

3.3           By-Laws of HemoBioTech, Inc. (1)

4.1           Form of Warrant to Purchase Common Stock. (1)

4.2           Form of 10% Convertible Unsecured Promissory Note. (1)

5.1 Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

9.1 Voting Agreement, dated as of July 15, 2004, by and among Ghassan Nino, Nino Partners, LLC and Biogress LLC, as acknowledged by HemoBioTech, Inc. and Arthur Bollon. (1)

10.1          2003 Stock Option/Stock Issuance Plan. (1)

10.2 Registration Rights Agreement, dated as of October 27, 2004, between HemoBioTech, Inc. and Meyers Associates, L.P., as agent for the purchasers named therein. (1)

10.3 Employment Agreement, dated as of October 6, 2003, by and between Arthur Bollon and HemoBioTech, Inc., as amended by Letter Agreements, dated as of July 15, 2004, January 3, 2005, and April 6, 2005, by and between Arthur Bollon and HemoBioTech, Inc. (2)

10.4 Employment Agreement, dated as of December 14, 2003, by and between Mario Feola and HemoBioTech, Inc., as amended by a Letter Agreement, dated as of July 15, 2004, by and between Mario Feola and HemoBioTech, Inc. (1)

10.5 Employment Separation and Release Agreement, dated as of July 15, 2004, by and between HemoBioTech, Inc. and Ghassan Nino. (1)

10.6 Form of Director and Officer Indemnification Agreements with each of Arthur Bollon, Ghassan Nino, Walter Haeussler, Robert Baron, Bernard Mittemeyer, Mark Rosenblum and Robert Comer. (1)

10.7 Stockholders Agreement, dated as of October 31, 2003, by and among HemoBioTech, Inc., Arthur Bollon, Ghassan Nino, Nino Partners, LLC and the other stockholders named therein. (1)

10.8 Service Agreements, dated November 23, 2004, by and between HemoBioTech, Inc. and JPM-CEO Partners, Ltd. (1)

10.9 Sponsored Research Agreement, dated July 18, 2002, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

+10.10 Stage 2 Sponsored Research Agreement, dated December 13, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.11 License Agreement, dated January 22, 2002, by and between HemoBioTech, Inc. and Texas Tech University System. (3)

+10.12 Letter Agreement, dated May 14, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.13 Consulting Agreement, dated October 14, 2004, by and between HemoBioTech, Inc. and Larry Helson. (1)

10.14 Service Agreement, dated as of May 25, 2004, by and between HemoBioTech, Inc. and BioLink Life Sciences, Inc. (1)

10.15 Employment Agreement, dated April 1, 2005, by and between HemoBioTech, Inc. and Mark J. Rosenblum. (2)

++10.16 Stage 3 Sponsored Research Agreement, effective as of January 1, 2006, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (4)

10.17 Advisory Agreement, dated July 13, 2005 by and between HemoBioTech and Dr. Jan Simoni. (5)

21.1          Subsidiaries of HemoBioTech, Inc. (1)

23.1          Consent of Eisner LLP.

23.2 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1)

24.1          Power of Attorney

-----------------

+ Portions of this document have been omitted pursuant to an order granting confidential treatment issued by the Commission on May 11, 2005, under Rule 406 of the Securities Act of 1933, as amended.

++ Portions of this document have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on January 18, 2005.

(2) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on April 15, 2005.

(3) Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on May 13, 2005.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on January 20, 2006.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the Commission on March 30, 2006.

ITEM 28. UNDERTAKINGS.

     (a) The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on May 2, 2006.

                         HEMOBIOTECH, INC.

                            By: /s/ Arthur P. Bollon, Ph.D.
                                ---------------------------------
                                Arthur P. Bollon, Ph.D.
                                Chairman, President and Chief Executive Officer (principal executive officer)

                            By: /s/ Mark J. Rosenblum
                                ---------------------------------
                                Mark J. Rosenblum
                                Chief Financial Officer and Secretary (principal financial and accounting officer)

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                     TITLE                     DATE
---------                                     -----                     ----

/s/ Arthur P. Bollon             Chairman, President and Chief       May 2, 2006
----------------------------     Executive Officer
Arthur P. Bollon, Ph.D.

/s/ Mark J. Rosenblum            Chief Financial Officer and         May 2, 2006
----------------------------     Secretary
Mark J. Rosenblum

/s/ Ghassan Nino*                Director                            May 2, 2006
----------------------------
Ghassan Nino

/s/ Walter Haeussler             Director                            May 2, 2006
----------------------------
Walter Haeussler

/s/ Robert Baron*                Director                            May 2, 2006
-----------------------------
Robert Baron

/s/ Bernhard Mittemeyer*         Director                            May 2, 2006
-----------------------------
Bernhard Mittemeyer

/s/ Robert Comer                 Director                            May 2, 2006
-----------------------------
Robert Comer

*By /s/ Arthur P. Bollon
    -------------------------
    Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION OF EXHIBIT
-----------   ----------------------

3.1           Certificate of Incorporation of HemoBioTech, Inc. (1)

3.2 Certificate of Amendment of the Certificate of Incorporation of HemoBioTech, Inc. (1)

3.3           By-Laws of HemoBioTech, Inc. (1)

4.1           Form of Warrant to Purchase Common Stock. (1)

4.2           Form of 10% Convertible Unsecured Promissory Note. (1)

5.1 Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

9.1 Voting Agreement, dated as of July 15, 2004, by and among Ghassan Nino, Nino Partners, LLC and Biogress LLC, as acknowledged by HemoBioTech, Inc. and Arthur Bollon. (1)

10.1          2003 Stock Option/Stock Issuance Plan. (1)

10.2 Registration Rights Agreement, dated as of October 27, 2004, between HemoBioTech, Inc. and Meyers Associates, L.P., as agent for the purchasers named therein. (1)

10.3 Employment Agreement, dated as of October 6, 2003, by and between Arthur Bollon and HemoBioTech, Inc., as amended by Letter Agreements, dated as of July 15, 2004, January 3, 2005, and April 6, 2005, by and between Arthur Bollon and HemoBioTech, Inc. (2)

10.4 Employment Agreement, dated as of December 14, 2003, by and between Mario Feola and HemoBioTech, Inc., as amended by a Letter Agreement, dated as of July 15, 2004, by and between Mario Feola and HemoBioTech, Inc. (1)

10.5 Employment Separation and Release Agreement, dated as of July 15, 2004, by and between HemoBioTech, Inc. and Ghassan Nino. (1)

10.6 Form of Director and Officer Indemnification Agreements with each of Arthur Bollon, Ghassan Nino, Walter Haeussler, Robert Baron, Bernard Mittemeyer, Mark Rosenblum and Robert Comer. (1)

10.7 Stockholders Agreement, dated as of October 31, 2003, by and among HemoBioTech, Inc., Arthur Bollon, Ghassan Nino, Nino Partners, LLC and the other stockholders named therein. (1)

10.8 Service Agreements, dated November 23, 2004, by and between HemoBioTech, Inc. and JPM-CEO Partners, Ltd. (1)

10.9 Sponsored Research Agreement, dated July 18, 2002, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

+10.10 Stage 2 Sponsored Research Agreement, dated December 13, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.11 License Agreement, dated January 22, 2002, by and between HemoBioTech, Inc. and Texas Tech University System. (3)

+10.12 Letter Agreement, dated May 14, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.13 Consulting Agreement, dated October 14, 2004, by and between HemoBioTech, Inc. and Larry Helson. (1)

10.14 Service Agreement, dated as of May 25, 2004, by and between HemoBioTech, Inc. and BioLink Life Sciences, Inc. (1)

10.15 Employment Agreement, dated April 1, 2005, by and between HemoBioTech, Inc. and Mark J. Rosenblum. (2)

++10.16 Stage 3 Sponsored Research Agreement, effective as of January 1, 2006, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (4)

10.17 Advisory Agreement, dated July 13, 2005 by and between HemoBioTech and Dr. Jan Simoni. (5)

21.1          Subsidiaries of HemoBioTech, Inc. (1)

23.1          Consent of Eisner LLP.

23.3 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1)

24.2          Power of Attorney

-----------------

+ Portions of this document have been omitted pursuant to an order granting confidential treatment issued by the Commission on May 11, 2005, under Rule 406 of the Securities Act of 1933, as amended.

++ Portions of this document have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on January 18, 2005.

(2) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on April 15, 2005.

(3) Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on May 13, 2005.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on January 20, 2006.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the Commission on March 30, 2006.